CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].
FINANCING AGREEMENT
Dated as of October 12, 2021

by and among

TODAY SPV, LLC, a Delaware limited liability company (the “Borrower”),

TODAY CARD, LLC, a Delaware limited liability company (“Parent”),

THE OTHER CREDIT PARTIES FROM TIME TO TIME PARTY HERETO,

PCAM CREDIT XV, LLC, a Texas limited liability company (“Lender”)

and

PARK CITIES ASSET MANAGEMENT, LLC, a Delaware limited liability company (“Agent”)

    i

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Pledge and Security Agreement
Exhibit C	Form of Secretary's Certificate
Exhibit D	Form of Officer's Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Joinder Agreement
Exhibit H	Index of Closing Documents

SCHEDULES

Schedule 1.1	Note and Lender Information
Schedule 1.1(a)	Program Guidelines
Schedule 1.1(b)	Securitization
Schedule 1.1(c)	List of Excluded States
Schedule 1.1(d)	List of Restricted ([***]%) States
Schedule 1.1(e)	List of Restricted ([***]%) States
Schedule 5.1	Subsidiaries
Schedule 5.5	Consents
Schedule 5.7	Equity Capitalization
Schedule 5.8	Indebtedness and Other Contracts
Schedule 5.11	Intellectual Property Rights
Schedule 5.13	Absence of Certain Changes; Insolvency
Schedule 5.20	Conduct of Business; Regulatory Permits
Schedule 5.29	Transactions with Affiliates
Schedule 5.36	Material Contracts
Schedule 6.25	Existing Investments

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].
FINANCING AGREEMENT
This FINANCING AGREEMENT (this “Agreement”), dated as of October 12, 2021 is being entered into by and among Today SPV, LLC, a Delaware limited liability company (“Borrower”), Today Card, LLC, a Delaware limited liability company (“Parent”), each of the other Credit Parties (as defined below), PCAM Credit XV, LLC, a Texas limited liability company (“Lender”) and Park Cities Asset Management, LLC, a Delaware limited liability company, as administrative agent and collateral agent (in such capacity, “Agent”) for Lender.
Recitals
WHEREAS, the parties desire to enter into this Agreement to set forth the terms pursuant to which Lender will make a credit facility available to Borrower; and
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Borrower shall pay and reimburse Agent for itself and on behalf of Lender for all expenses incurred in connection with the transactions contemplated hereunder.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, Borrower, Parent, the other Credit Parties, Agent and Lender hereby agree as follows:
ARTICLE 1
DEFINITIONS; CERTAIN TERMS
Section 1.1Definitions. As used in this Agreement, the following terms have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
“1933 Act” means the Securities Act of 1933, as amended.
“Acceptable Bank” means (a) a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognized credit rating agency or (b) any other bank or financial institution approved by Agent.
“Account” means a consumer account established by CCB upon the issuance of one or more credit cards and which provides for the extension of credit on a revolving basis by CCB to the Obligor under the related Credit Card Agreement to finance the purchase of products and services from Persons that accept credit cards for payment.
“Accounting Reference Date” means December 31st of each year.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business line, unit or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.
“Additional Amount” has the meaning set forth in Section 2.6(a).

“Affiliate” means, with respect to a specified Person, another Person that (a) is a director or officer of such specified Person or (b) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.
“Agent” has the meaning set forth in the introductory paragraph hereto.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Amortization Period” shall commence immediately after the termination of the Draw Period and shall terminate on one (1) year anniversary thereof.
“Annualized Risk Adjusted Yield” means, as of any date of determination, with respect to the Receivables, the ratio expressed as a percentage of (a) the aggregate amount of interest and fee collections from such Receivables less any Charge Offs (for purposes of clarification, principal only) of such Receivables, in each case, in the calendar month immediately prior to the calendar month that includes such date of determination over (b) the aggregate principal balance of such Receivables as of the first day of the calendar month immediately prior to the calendar month that includes such date of determination multiple by twelve (12); provided, if the date of determination is the last day of the calendar month, “Annualized Risk Adjusted Yield” means the ratio expressed as a percentage of (i) the aggregate amount of interest and fee collections from such Receivables less any Charge Offs of such Receivables, in each case, in the calendar month that includes such date of determination over (ii) the aggregate principal balance of such Receivables as of the first day of the calendar month that includes such date of determination multiplied by twelve (12).
“Approved State” means, subject to Section 11.6(b), any state in the United States of America (which for the purpose of this Agreement may include the District of Columbia) other than an Excluded State, and “Approved States” means all such states collectively.
“Asset Sale” means the sale, lease, license, conveyance or other disposition of any assets or rights of any Credit Party.
“Backup Servicer” means Carmel Solutions, LLC or such other Person, reasonably satisfactory to Agent, that Borrower has appointed and that is providing backup servicing and its permitted successors and assigns reasonably satisfactory to Agent.
“Backup Servicing Agreement” means the Backup Servicing Agreement among the Credit Parties, the Backup Servicer and Agent as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Bank” means a Federal Deposit Insurance Corporation insured state or federally chartered bank.
“Bank Transaction Documents” means, collectively, those certain program agreements, participation sale agreements, as applicable, or any other similar agreements by and between any Bank or other third party, on one hand, and a Credit Party or an Affiliate of a Credit Party, on the other hand, pursuant to which (a) such Bank may sell to a Credit Party from time to time Receivables originated by such Bank or participation interests therein, or (b) the applicable parties undertake certain actions in support of the program related to the transactions contemplated in clause (a), in each case, in form and substance reasonably acceptable to Agent and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
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“Bankruptcy Code” has the meaning set forth in Section 8.1(c).
“Bankruptcy Law” has the meaning set forth in Section 8.1(c).
“Base Rate” means the WSJ Prime Rate; provided that in no event shall the Base Rate be less than three and twenty five one-hundredths percent (3.25%).
“Blocked Account” means each “Controlled Account” (as defined in the Security Agreement) that is subject to the full dominion and control of Agent.
“Borrower” has the meaning set forth in the introductory paragraph hereto.
“Borrower Representative” has the meaning set forth in Section 1.4.
“Borrowing Base” means, on any date of determination, the sum of:
(a)    (i)    the aggregate principal balance (but not any accrued interest) on such date of the portion of the Eligible Receivables in which Borrower owns a participation interest pursuant to the CCB Participation Agreement on such date (for the avoidance of doubt, any portion of an Eligible Receivable with respect to which an interest is retained by CCB is excluded hereunder), less any Excess Concentration Amounts multiplied by (ii) the applicable Borrowing Base Percentage, plus
(b)    one hundred percent (100%) of the balance of the Dollar denominated cash and Cash Equivalent Investments of Borrower in a Funding Account, Collection Account or Concentration Account on such date for which Agent shall have a first-priority perfected Lien less any accrued and unpaid interest and fees due to Agent or Lender and fees due to be paid or reimbursed by Borrower under any Bank Transaction Documents. For purposes of clarification, unrestricted cash includes all cash of Borrower that is being held by an ACH provider prior to remittance to Borrower.
“Borrowing Base Certificate” means a borrowing base certificate signed by the chief financial officer of the Borrower Representative (or other authorized executive officer performing a similar function), in substantially the form included in the Form of Notice of Borrowing attached hereto as Exhibit F.
“Borrowing Base Percentage” means, as applicable, the following:

Applicable Period	Borrowing Base Percentage
Draw Period	87.5%
Amortization Period (1st Month)	85.5%
Amortization Period (2nd Month)	83.5%
Amortization Period (3rd Month)	81.5%
Amortization Period (4th Month)	79.5%
Amortization Period (5th Month)	77.5%
Amortization Period (6th Month)	75.0%

“Business Day” means any day other than Saturday or Sunday or any day that banks in Dallas, Texas are required or permitted to close.
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“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalent Investment” means, at any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any respective agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 or an Acceptable Bank, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution or Acceptable Bank thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Agent; provided, however, so long as any of the forgoing could be readily converted to cash upon demand at no or minimal cost to do so.
“CCB” means Capital Community Bank, a Utah chartered bank, and its successors and assigns.
“CCB Participation Agreement” means that certain Participation Agreement, dated as of November 14, 2018, originally by and between Parent and CCB, and assigned by Parent to Borrower pursuant to that certain Transfer and Assignment Agreement between Parent and Borrower, and acknowledged and agreed to by CCB, dated as of the Closing Date.
“Change of Control” means, (a) with respect to any Credit Party, that such Person shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not such Person is the surviving corporation) another Person or (ii) sell, assign, transfer, lease, license, convey or otherwise dispose of all or substantially all of the properties or assets of such Person to another Person; provided, the foregoing notwithstanding, any of the Today Subsidiaries (other than Borrower) may suspend its operations in any jurisdiction in which it operates and dissolve as a result of a decision by the Credit Parties to exit one or more markets from time to time; (b) Parent shall cease to own, beneficially and of record, for any reason at any time 100% of the Capital Stock of Borrower, free and clear of all Liens (other than Liens in favor of Agent); or (c) the accumulation after the Closing Date, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Capital Stock of the ECI, or, in any event, that number of shares of outstanding Capital Stock of ECI representing voting control of ECI, whether by merger, consolidation, sale or other transfer of shares of Capital Stock (other than a merger or consolidation
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where the stockholders of ECI prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation).
“Charge Off” means an amount equal to the sum of the outstanding principal balance of Receivables that (a) have a principal payment that became greater than one hundred twenty (120) days past the scheduled payment date, (b) are identified as fraudulent or where the underlying borrowers are in bankruptcy proceedings or (c) is otherwise charged off in accordance with the Program Guidelines, in each case, in the calendar month that includes such date of determination. “Charged Off” shall a meaning correlative thereto.
“Clean Up Time” means the period during the Amortization Period in which less than ten percent (10%) of the Commitment remains outstanding pursuant to the Note.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means the “Collateral” as defined in each of the Security Agreement.
“Collection Account” means, with respect to Borrower, a deposit account of Borrower approved in writing by Agent, in which (a) all funds on deposit therein shall be solely amounts collected or received in respect of Receivables and (b) no other party shall have a Lien, other than any Lien of Agent and customary common law or statutory rights of setoff of banks arising in connection with their depository relationship with Borrower.
“Commitment” has the meaning set forth in Section 2.1(a).
“Compliance Certificate” means a compliance certificate signed by the chief financial officer of the Borrower Representative (or other authorized executive officer performing a similar function), in substantially the form attached hereto as Exhibit E.
“Concentration Account” means a bank account opened by, maintained, and controlled (for the purposes of the UCC) into which funds from the Collection Account will be swept and deposited for use in accordance with this Agreement.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
“Control” means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (b) to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, proxy, agency or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
15651.048 4835-8083-6858.11     5

“Corporate Cash” means, as of any date of determination, the sum of unrestricted and unencumbered cash and Cash Equivalent Investments (net of any costs that would be incurred to convert such Cash Equivalent Instruments into cash) with respect to which Agent has a perfected Lien as of such date of determination.
“Credit Card Agreement” means with respect to an Account, the agreement or agreements between CCB and the Obligor governing the terms and conditions of such account, as any such agreement or agreements may be amended, modified or otherwise changed from time to time.
“Credit Party” means Borrower, Parent and each Today Subsidiary.
“Current Interest Rate” means the sum of (a) the Base Rate and (b) the Interest Rate Spread; provided, that the Current Interest Rate shall not exceed the highest lawful rate and may be reduced in accordance with Section 2.2(e).
“Custodian” has the meaning set forth in Section 8.1(c).
“Customer Information” means nonpublic information relating to borrowers or applicants of Receivables, including without limitation, names, addresses, telephone numbers, e-mail addresses, credit information, account numbers, social security numbers, balances or other loan information, and lists derived therefrom and any other information required to be kept confidential by the Requirements.
“Default Rate” means a rate equal to the Current Interest Rate plus three percent (3.0%) per annum.
“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral (a) in excess of $100,000 in the aggregate for any Fiscal Year or (b) that results, individually or in the aggregate, in a Material Adverse Effect.
“Diligence Date” has the meaning set forth in Section 5.13.
“Division/Series Transaction” means, with respect to any Credit Party that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Credit Party thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.
“Dollar” and “$” mean lawful money of the United States.
“Draw Period” means the period commencing on the Closing Date and terminating on the third anniversary thereof; provided, however, that the Draw Period may be extended by an additional two (2) years by a written agreement executed on behalf of both Lender and Borrower at least sixty (60) days prior to the end of the then-current Draw Period.
“ECI” means Elevate Credit, Inc., a Delaware corporation.
“Eligible Receivable” means, as of any date of determination, a Receivable:
(a)    Which was originated in accordance with the Program Guidelines and all applicable laws;
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(b)    Which is enforceable (including the obligation to pay interest thereunder in accordance with its terms) under all applicable laws and could not reasonably be expected to be held (in the sole discretion of Agent) unenforceable (including as a result of Borrower owning a participation interest therein or as a result of such Receivable being serviced by Servicer) in whole or in part under applicable law (including that laws of the state in which the related Obligor resides), notwithstanding the fact that such Receivable may not have been subject to any such applicable law at origination or such applicable law did not, does not, apply, by its terms, to CCB, Servicer or Borrower;
(c)    Which is not evidenced by a judgment or been reduced to a judgment;
(d)    For which the related Obligor is not deceased, is a natural person, is an individual who is a permitted debtor under applicable state laws and is not an employee of any Credit Party or any Affiliate of any Credit Party;
(e)    Except as permitted by the Program Guidelines, has not been modified in any material respect nor has the related Credit Card Agreement been modified in any material respect;
(f)    For which the related Credit Card Agreement does not prohibit creating or transferring participation interests in such Receivable;
(g)    For which the Obligor has not asserted or, to the knowledge of Servicer, threatened to assert, any defense, counterclaim, offset or dispute with respect to such Receivable;
(h)    For which no default or event that would, upon notice, the passage of time, or otherwise, become an event of default under the related Credit Card Agreement, has occurred with respect to such Receivable;
(i)    For which the Borrower has not received any notice of (A) actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of the related Obligor or (B) actual or threatened litigation regarding the validity or enforceability of such Receivable;
(j)    Which is the liability of the related Obligor who, at the time of origination of such Receivable, was a resident of an Approved State in the United States of America;
(k)    For which the number of days between the original contractual payment dates of such Receivable do not exceed thirty-one (31) days;
(l)    Which does not contain any provisions (A) pursuant to which monthly payments are to be paid by any source other that the related Obligor or (B) that may constitute a buydown provision;
(m)    Which is not a renewal or extension of any Receivable which previously did not meet the definition of an Eligible Receivable;
(n)    Which neither the related Obligor nor any other owner of such Receivable (other than Bank), nor any Person acting on behalf of any of the foregoing, has a retained discretionary right to modify such Receivable;
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(o)    Which does not have a principal payment that is greater than sixty (60) days past due on any contractual payment without regard to any payment deferrals, modifications, or concessions for the benefit of the applicable Obligor;
(p)    Which was originated by CCB under the Today Card Mastercard brand, or by such other Bank as mutually agreed by Borrower and Agent;
(q)    Which is not from an account that has been charged off or closed;
(r)    Which is a Receivable where the Obligor has not defaulted on the first payment as originally scheduled, or which such Obligor cured such first payment default in less than 10 days of being past due (without regard to any payment deferrals, modifications, or concessions for the benefit of the applicable Obligor) at time of determination of whether such Receivable is an Eligible Receivable; or
(s)    Which satisfies other criteria as mutually agreed by Agent and Borrower.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (a) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of their ERISA Affiliates, or (b) with respect to which, any Credit Party may have liability (contingent or otherwise).
“Environmental Laws” means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
“Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, whether or not such debt security includes the right of participation with Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means, as to any Credit Party, any trade or business (whether or not incorporated) that is a member of a group which includes such Credit Party and which is treated as a single employer under Section 414 of the Code.
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“ERISA Event” means: (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation) with respect to an ERISA Affiliate; (b) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any of the Credit Parties or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of the Credit Parties or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which reasonably might be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any of the Credit Parties or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any of the Credit Parties or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Credit Parties or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which reasonably might be expected to give rise to the imposition on any of the Credit Parties or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of the Credit Parties or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.
“Event of Default” has the meaning set forth in Section 8.1.
“Event of Default Commitment Suspension or Termination Notice” has the meaning set forth in Section 8.2(a).
“Event of Default Notice” has the meaning set forth in Section 8.2(a).
“Event of Default Redemption” has the meaning set forth in Section 8.2(a).
“Event of Default Redemption Notice” has the meaning set forth in Section 8.2(a).
“Event of Loss” means any Destruction to, or any Taking of, any asset or property of any Credit Party.
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“Excess Concentration Amounts” means, with respect to Eligible Receivables, as of any date of determination, any of the following:
(a)    Eligible Receivables with an initial credit limit in excess of $3,000 shall not exceed two and one-half percent (2.5%) of Eligible Receivables.
(b)    Eligible Receivables which have a stated annual percentage rate (for purposes of clarification, which shall not take into account any annual membership fee) which is either (i) in excess of thirty six percent (36%), or (ii) with respect to pools opened from and after October 2019, below twenty nine percent (29%) shall not exceed two and one-half percent (2.5%) of Eligible Receivables.
(c)    Eligible Receivables which are between one (1) and sixty (60) days past due shall not exceed five percent (5%) of Eligible Receivables.
(d)    Eligible Receivables for which the underlying Obligors are residents (i) of a single Restricted ([***]%) State shall not exceed [***] percent ([***]%) of the Eligible Receivables, (ii) of a single Restricted ([***]%) State shall not exceed [***] percent ([***]%) of the Eligible Receivables, and (iii) of any other single Approved State shall not exceed [***] percent ([***]%) of the Eligible Receivables.
(e)    Eligible Receivables which were modified or extended in accordance with the Program Guidelines shall not exceed two and one-half percent (2.5%) of Eligible Receivables.
For purposes of clarification, any (x) Receivable which is excluded by reason of any single Excess Concentration Amount shall not be used to determine whether any other Excess Concentration Amounts is exceeded and (y) Eligible Receivables in excess of the amounts specified above shall only affect the Borrowing Base and shall not be used to determine whether an Event of Default has occurred.
“Excluded State” means, subject to Section 11.6(b), any of the individual states listed on Schedule 1.1(c), and “Excluded States” shall mean, collectively, all of the states listed on Schedule 1.1(c), and any other state that Lender may from time to time designate as an Excluded State; provided, however Lender may also from time to time remove a state from the list of Excluded States.
“Excluded Taxes” means, in respect of Agent or Lender, as applicable, (a) income taxes imposed on the net income of such Person and (b) franchise taxes imposed on the net income of such Person, in each case by the jurisdiction under the laws of which such Person is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which such Person engages in business activity, other than activity or connection arising from such Person having executed, delivered, become a party to, enjoyed or exercised its rights under, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction contemplated under this Agreement or any Transaction Document, or sold or assigned any interest in any Note or any of the other Transaction Documents.
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“Federal or Multi-State Force Majeure Affected Amount” means, as of any date of determination, an amount equal to the outstanding principal amount of the Note on such date multiplied by a fraction, the numerator of which shall be equal to the portion of such aggregate outstanding principal amount for which the proceeds thereof were used to originate Receivables (or purchase participation interests therein) that remain outstanding on such date to borrowers residing in state(s) directly affected by a Federal or Multi-State Force Majeure Event (which amount with respect to each such Receivable or participation interest in a Receivable shall not exceed the outstanding principal amount of such Receivable (or participation interest therein, as the case may be) on such date) and the denominator of which shall be equal to the outstanding principal amount of the Note on such date.
“Federal or Multi-State Force Majeure Event” means any regulatory event or regulatory change at the federal level or in any group of states acting in concert in which the Credit Parties originate Receivables or in which the Credit Parties purchase participation interests in Receivables from the applicable Banks which originated such Receivables, in each case, that would prohibit or make it illegal for the Credit Parties to continue to originate or collect Receivables (or purchase participation interests therein and collect thereon, as the case may be) in such affected jurisdictions pursuant to the Program or another program of a type similar to the Program, resulting in a Federal or Multi-State Force Majeure Affected Amount equal to two-thirds or more of the aggregate principal amount then outstanding under the Note as of the applicable date of determination.
“Fiscal Year” means a fiscal year of the Credit Parties.
“Funding Account” means, with respect to Borrower, a deposit account of Borrower approved in writing by Agent, in which (a) all funds on deposit therein shall be solely used to fund the purchase of Eligible Receivables and for no other purpose and (b) no other party shall have a Lien, other than any Lien of Agent and customary common law or statutory rights of setoff of banks arising in connection with their depository relationship with Borrower.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether federal, state or local, and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (b) other agreements or arrangements designed to manage interest rates or interest rate risk; and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
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“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “financing leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; (viii) banker’s acceptances; (ix) the balance deferred and unpaid of the purchase price of any property or services due more than three months after such property is acquired or such services are completed; (x) Hedging Obligations; and (xi) obligations under convertible securities of any Credit Party. In addition, the term “Indebtedness” of any Credit Party includes (a) all Indebtedness of others secured by a Lien on any assets of any Credit Party, (b) to the extent not otherwise included, the guarantee by any Credit Party of any Indebtedness of any other Person and (c) the absolute value of any negative amounts in any accounts owned by any Credit Party.
“Indemnitees” has the meaning set forth in Section 11.12.
“Insolvency Proceeding” means any corporate action, legal proceeding or other procedure or formal step taken in relation to: (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise (other than for the purpose of a reconstruction or amalgamation the terms of which have been approved by Agent)) of Borrower or any other Credit Party; (b) a composition, compromise, assignment or arrangement with any creditor of Borrower or any other Credit Party; (c) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of Borrower, any other Credit Party, or any of their respective assets; or (d) enforcement of any security over any assets of Borrower or any other Credit Party, in each case, or any analogous procedure or formal step taken in any jurisdiction.
“Insolvent” means, with respect to any Person, (a) the present fair saleable value in a non-liquidation context of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness as applicable, or the fair value of the assets of such Person is less than its total liabilities (taking into account contingent and prospective liabilities), (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities fall due or become absolute and matured, (c) such Person incurs debts that would be beyond its ability to pay as such debts mature, (d) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted, (e) such Person is deemed to, or is declared to, be unable to pay its debts under applicable law, (f) such Person suspends or threatens in writing to suspend making payments on any of its debts, (g) a moratorium is declared in respect of any Indebtedness of such Person or (h) as of such date of determination, to the extent such
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Person is Borrower, based on information derived from Borrower’s internal analysis of the assets held by Borrower and contemplated to be held by Borrower following such issuance and purchase of the Note and Borrower’s reasonable forecasts in good faith (which forecasts shall be mutually acceptable to Borrower and Agent (in each case, which acceptance shall not be unreasonably conditioned, withheld or delayed)), that it is expected that any Obligations under the Note will not be fully and timely paid when due. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
“Intellectual Property Rights” has the meaning provided in Section 5.11.
“Interagency Guidelines” means the Interagency Guidelines Establishing Information Security Guidelines, as set forth in Appendix B to 12 C.F.R. Part 30.
“Interest Date” has the meaning provided in Section 2.2(a).
“Interest Rate Spread” means three and six-tenths percent (3.6%) per annum.
“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt security or Equity Interest, by making any loan or advance, by becoming contingently liable in respect of obligations of such other Person or by making an Acquisition.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“Issuance Date” has the meaning provided in Section 2.2(a).
“Late Charge” has the meaning provided in Section 2.4.
“Lender” has the meaning set forth in the introductory paragraph hereto.
“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in, or any agreement or arrangement having similar effect.
“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, the Collateral, results of operations, or condition (financial or otherwise) or prospects of the Credit Parties and their Subsidiaries, taken as whole, or on the transactions contemplated hereby or by the other Transaction Documents or by the Bank Transaction Documents, or on the authority or ability of any Credit Party or any of their respective Affiliates to fully and timely perform its obligations under any Transaction Document or any Bank Transaction Document, in each case, as determined by Agent in its sole but reasonable discretion.
“Material Contract” means (a) each Bank Transaction Document and (b) any contract or other arrangement to which any Credit Party is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.
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“Maturity Date” means the fourth anniversary of the Closing Date.
“Maximum Commitment” means $50,000,000, which may be increased up to $100,000,000 as provided in Section 2.1(b).
“Maximum Note Balance” means, from time to time, the lesser of (a) the sum of the Borrowing Base (calculated pursuant to the most recent Borrowing Base Certificate) then in effect or (b) $50,000,000 (or up to $100,000,000 as provided in Section 2.1(b)).
“Mortgage” means a mortgage or deed of trust, in form and substance reasonably satisfactory to Agent, as it may be amended, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“New Indebtedness Opportunity” has the meaning set forth in Section 6.19.
“Non-Excluded Taxes” (a) any and all Taxes, other than Excluded Taxes, and (b) to the extent not otherwise described in (a), Other Taxes.

“Note” means the Promissory Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for, or otherwise in respect of, any Note pursuant to any such provision.

“Notice of Borrowing” means a notice given by the Borrower Representative to Agent pursuant to Section 2.1, in substantially the form of Exhibit F.

“Obligations” means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the Default Rate and post-petition interest in any proceeding under any Bankruptcy Law), Late Charges, any applicable prepayment premium, and other fees, costs, expenses and other charges and other obligations arising under the Transaction Documents, of the Credit Parties to Agent and Lender or to any parent, affiliate or subsidiary of Agent or Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.
“Obligor” means consumers who use the MasterCard or other successor network-branded credit card accounts for personal use and as either primary cardholders or co-applicant cardholders that are jointly and severally liable for amounts due under the MasterCard accounts.
“Original Jurisdiction” means, in relation to a Credit Party, the jurisdiction under whose laws that Credit Party is organized as of the Closing Date or, in the case of a new Credit Party, as of the date on which such new Credit Party becomes party to this Agreement as a Credit Party.
“Other Taxes” has the meaning set forth in Section 2.6(b).
“Outside Legal Counsel” means counsel selected by Borrower from time to time.
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“Parent” has the meaning set forth in the introductory paragraph hereto.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 and 430 of the Code or Section 302 of ERISA.
“Permitted Dispositions” means (i) sales of immaterial assets in the ordinary course of business, (ii) disposals of obsolete, worn out or surplus equipment in the ordinary course of business, (iii) the granting of Permitted Liens, (iv) the licensing of patents, trademarks, copyrights and other Intellectual Property Rights in the ordinary course of business consistent with past practice, (v) collection, sale, or disposition in the ordinary course of business of Receivables that are not Eligible Receivables and that have been settled or charged off, (vi) reasonable expenditures of cash in the ordinary course of business or as otherwise approved by the board of directors (or similar governing body) of the applicable Credit Party, (vii) subject to (A) no adverse selection by the Credit Parties, (B) no Event of Default existing at the time of such sale or other disposition (or arising therefrom), (c) one (1) year has elapsed since the Closing Date and (D) immediately after giving pro forma effect to such sale or other disposition, and taking into account the effect of a Permitted Redemption, the Credit Parties being in pro forma compliance with the covenants set forth in Section 6.1, sales or other dispositions of Receivables for purposes of entering into a Securitization, and (viii) subject to no adverse selection by the Credit Parties, dispositions and sales of Receivables by the Credit Parties for which Lender has not provided funding for Borrower to originate and/or purchase a participation interest therein.
“Permitted Draw Date” means any Business Day of each calendar month during the Draw Period.
“Permitted Indebtedness” means (i) Indebtedness of any Credit Party (other than Borrower) to ECI or any other Credit Party (other than Borrower); provided, all such Indebtedness shall be unsecured, (ii) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary deposit accounts maintained by any Credit Party as part of its ordinary cash management program, (iii) performance guaranties of any Credit Party (other than Borrower) in the ordinary course of business and consistent with historic practices of the obligations of suppliers, customers, franchisees and licensees of Parent and its subsidiaries, (iv) guaranties by Parent of Indebtedness of any other Credit Party or guaranties by any Today Subsidiary (other than Borrower) of any Indebtedness of Parent with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this definition, (v) Indebtedness of any Credit Party (other than Borrower or Parent) which is secured by Liens permitted under clause (xii) of the definition of “Permitted Liens”, (vi) [Reserved], (vii) [Reserved], (viii) other unsecured Indebtedness of any Credit Party (other than Borrower or Parent), which is subordinated to the Obligations on terms acceptable to Agent in its sole discretion in an aggregate amount not to exceed at any time $250,000, (ix) guaranties by the Credit Parties in favor of Agent, for the benefit of Lender, hereunder and under the other Transaction Documents, and (x) to the extent constituting Indebtedness, obligations of a Credit Party (other than Borrower) under the Bank Transaction Documents; provided, that any such guaranty obligations shall be non-recourse to such Credit Party (but for the avoidance of doubt, any such guaranty obligations may be secured by Permitted Liens of the type described in clause (xiv) of the definition of Permitted Liens); provided, that no Indebtedness otherwise permitted by clauses (viii) or (ix) shall be assumed, created, or otherwise refinanced if an Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) has occurred or would result therefrom.
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“Permitted Liens” means (i) Liens in favor of Agent, for the benefit of Lender, (ii) Liens for Taxes, assessments and other governmental charges not delinquent or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (iii) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to §§401 (a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (A) for amounts not yet overdue, or (B) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof, (v) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of such Person, (vi) any interest or title of a lessor or sublessor under any lease of real estate, (vii) Liens granted by any Credit Party (other than Borrower) solely on any cash earnest money deposits made by such Person in connection with any letter of intent or purchase agreement permitted hereunder, (viii) purported Liens granted by any Credit Party (other than Borrower) evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, (ix) [Reserved], (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case which do not and will not interfere with or affect in any material respect the use, value or operations of any real estate assets or in the ordinary conduct of the business of such Person, (xi) licenses of patents, trademarks and other intellectual property rights granted by such Person in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Person, (xii) Liens granted by any Credit Party (other than Borrower) (A) which are junior in priority to those of Agent, for the benefit of Lender, pursuant to a subordination agreement acceptable to Agent, (B) which may not be foreclosed upon without the consent of Agent, (C) which attach only to goods and (D) which, in the aggregate, do not secure Indebtedness in excess of $250,000, (xiii) [Reserved] and (xiv) Liens granted by any Credit Party (other than Borrower) securing Permitted Indebtedness described in clause (x) of the definition of Permitted Indebtedness so long as such Liens consist solely of cash collateral in an aggregate outstanding amount not to exceed the “Required Balance” or any similar defined term or concept under the Bank Transaction Documents maintained by the applicable Credit Party in a deposit account maintained at the applicable Bank party to the applicable Bank Transaction Documents which holds only those funds required to satisfy such “Required Balance” or any similar defined term or concept under the applicable Bank Transaction Documents.
“Permitted Redemption” means the redemption of Note permitted pursuant to Section 2.3(a)(i).
“Permitted Redemption Amount” has the meaning set forth in Section 2.3(a)(i).
“Permitted Redemption Date” means the date on which the Borrower Representative has elected to redeem all or a portion of the Note in accordance with Section 2.3(a).
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“Permitted Redemption Notice” has the meaning set forth in Section 2.3(a)(i).
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
“Plan” means any Multiemployer Plan or Pension Plan.
“Proceeding” has the meaning set forth in Section 5.14.
“Program” means the TODAY CARD branded credit card program for the solicitation, marketing, origination and purchase (including participation interests therein) of Receivables pursuant to Program Guidelines.
“Program Guidelines” means those guidelines established by CCB, attached as Schedule 1.1(a), for the administration of the Program, as amended, modified or supplemented from time to time by CCB with the prior written consent of Parent to the extent such consent is required pursuant to the CCB Participation Agreement; provided, Parent will not provide such consent without the prior written consent of Agent; provided, further, the prior written consent of Agent will not be required if, but only to the extent, Parent determines that Parent’s consent is necessary to comply with a Requirement and, in connection therewith, Parent delivers commercially reasonable prior notice of the proposed modification to Agent together with documentation supporting Parent’s determination regarding the necessity of complying with a Requirement.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Protective Advance” means any advance or expenditure of funds by Lender to pay any expenses or other obligations of Borrower, Parent or any other party to any Bank Transaction Document arising under or in connection with any Bank Transaction Document, or any other advance or expenditure by Lender on behalf of any such party to the extent necessary or reasonably appropriate (as determined by Lender) to enable Borrower to satisfy its obligations under the Transaction Documents.
“Qualified Funding Failure” has the meaning set forth in Section 2.3(a)(iii).
“Receivable” means the MasterCard or other successor network-branded credit card receivables, including the full cost of the goods or services purchased by an Obligor and any accrued interest and fees, and in which a 95.0% participation interest is sold to Borrower.
“Related Parties” of any Person means such Person’s Affiliates or any of its respective partners, directors, agents, employees and controlling persons.
“Relevant Jurisdiction” means, in relation to a Credit Party, (a) its Original Jurisdiction; (b) any jurisdiction where any asset subject to or intended to be subject to the Collateral to be created by it is situated; (c) any jurisdiction where it conducts its business; and (d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
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“Requirements” means all applicable federal, state and foreign laws and regulations related, directly or indirectly, to the following: credit; servicing; disclosures, information security and privacy and regulations and industry guidance and requirements (including, but not limited to, guidance issued by the Payment Card Industry); the USA Patriot Act; the Office of Foreign Asset Controls' rules and regulations; the Interagency Guidelines; debt collection and debt collection practices laws and regulations applicable to the Credit Parties or the Program; the federal Truth in Lending Act; the federal Electronic Funds Transfer Act; the federal Equal Credit Opportunity Act; the federal Gramm-Leach-Bliley Act; the federal Fair Debt Collection Practices Act; and laws, regulations, rules, and guidance applicable to the solicitation, origination, and servicing of the Accounts, including but not limited to the credit card network rules, the Payment Card Industry Data Security Standards and the NACHA Operating Regulations. It is hereby acknowledged and agreed by the Credit Parties that “Requirements” shall include, without limitation, (a) the proposed rule captioned 12 CFR Part 1041, Docket No. CFPB-2016-0025, RIN 3170–AA40 released by the Consumer Financial Protection Bureau on June 2, 2016, regardless of whether such rule shall become Law, but as such rule may be amended, supplemented or otherwise modified from time to time, and (b) any other proposed rules or guidelines presented by the Consumer Financial Protection Bureau or any other Governmental Authority from time to time relating to credit; servicing; disclosures, information security and privacy and regulations and industry guidance and requirements, in each case, regardless of whether such rules or guidelines shall become Law, but as such rule and guidelines may be amended, supplemented or otherwise modified from time to time.
“Restricted ([***]%) State” means, subject to Section 11.6(b), any of the individual states listed on Schedule 1.1(d), and “Restricted ([***]%) States” shall mean, collectively, all of the states listed on Schedule 1.1(d), and any other state that Lender may from time to time designate as a Restricted ([***]%) State; provided, however Lender may also from time to time remove a state from the list of Restricted ([***]%) States.
“Restricted ([***]%) State” means, subject to Section 11.6(b), any of the individual states listed on Schedule 1.1(e), and “Restricted ([***]%) States” shall mean, collectively, all of the states listed on Schedule 1.1(e), and any other state that Lender may from time to time designate as a Restricted ([***]%) State; provided, however Lender may also from time to time remove a state from the list of Restricted ([***]%) States.
“ROFR Notice” has the meaning set forth in Section 6.19.
“Schedules” has the meaning set forth in Article 5.
“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, by and among Agent and the “Obligors” (as defined therein), in substantially the form of Exhibit B, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Security Documents” means the Security Agreement and all other instruments, documents and agreements delivered by any of the Credit Parties (except for Parent) or any of their Subsidiaries in order to grant to Agent or Lender a Lien on any real, personal or mixed Property of such Person as security for the Obligations.
“Securitization” means a securitization that conforms to the requirements and provisions set forth on Schedule 1.1(b).
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“Servicer” means Elevate Credit Service, LLC, a Delaware limited liability company, or such other Person, reasonably satisfactory to Agent, that Borrower has appointed and that is providing servicing and its permitted successors and assigns reasonably satisfactory to Agent.
“Servicing Agreement” means that certain Servicing Agreement, dated June 28, 2018, by and among Servicer, CCB and Parent, as assigned to Borrower.
“Six Months on Book Charge Off Rate” means, as of the date of determination for the last twelve (12) Vintage Pools which have been held by Borrower for at least six (6) consecutive months, the quotient of (a) the cumulative Charge Offs incurred through the Vintage Pool’s sixth month on book (for purposes of clarification, principal only) divided by (b) the cumulative gross draws advanced through the Vintage Pool’s sixth month on book.
“Subsidiary” means any entity in which any Credit Party, directly or indirectly, owns at least 50% of the Capital Stock or other Equity Interests.
“Taking” means any taking of any property of any Credit Party or any of their Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military (i) in excess of $250,000 in the aggregate for any Fiscal Year or (ii) that results, either individually or in the aggregate, in a Material Adverse Effect.
“Tangible Net Worth” means, with respect to any Person, and in each case calculated in accordance with GAAP, the total assets of such Person and its subsidiaries minus the total liabilities of such Person and its subsidiaries minus the aggregate amount of the intangible assets of such Person and its subsidiaries including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights and service marks.
“Taxes” means any and all current or future (a) foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, parking, unclaimed property/escheatment, natural resources, severance, stamp, occupation, occupancy, ad valorem, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, (b) any liability for the payment of amounts of the type described in clause (a) hereof as a result of being at any time a transferee of, or a successor in interest to, any person, and (c) any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Today Subsidiaries” means Today Marketing LLC, a Delaware limited liability company, and each other Subsidiary of Parent (except for Borrower) including any Subsidiary added in accordance with Section 6.24.
“Trailing First Payment Default Rate” means, as of any date of determination, the quotient of (a) the number of Obligors who (i) had Receivables in the first, second and/or third most recent Vintage Pools and (ii) had their first payment become one or more days past due divided by (b) the total number of new Accounts that were opened during those respective Vintage Pools. By way of example, if the
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relevant date of determination is September 30, 2021, then the Vintage Pools for June 2021, July 2021 and August 2021 shall be applicable. For purposes of clarification, the Trailing First Payment Default Rate shall not be adjusted downward for any Obligors who subsequently cured their first payment default.
“Trailing Third Payment Default Rate” means, as of any date of determination, the quotient of (a) the number of Obligors who (i) had Receivables in the fourth, fifth and/or sixth most recent Vintage Pools and (ii) had their first, second or third payment become one or more days past due divided by (b) the total number of new Accounts that were opened during those respective Vintage Pools. By way of example, if the relevant date of determination is September 30, 2021, then the Vintage Pools for March 2021, April 2021 and May 2021 shall be applicable. For purposes of clarification, any Accounts which have not had their third payment become due as of the date of determination shall be excluded.
“Trailing Risk Adjusted Yield” means, as of any date of determination, the weighted average Annualized Risk Adjusted Yield during the most recent three (3) full calendar months on or prior to such date of determination.
“Transaction Documents” has the meaning set forth in Section 5.2.
“Twelve Months on Book Charge Off Rate” means, as of the date of determination for the last twelve (12) Vintage Pools which have been held by Borrower for at least six (6) consecutive months, the quotient of (a) the cumulative Charge Offs incurred through the Vintage Pool’s twelfth month on book (for purposes of clarification, principal only) divided by (b) the cumulative gross draws advanced through the Vintage Pool’s twelfth month on book.
“UCC” has the meaning set forth in Section 5.12.
“Unused Line Rate” means the annual rates set forth below corresponding to percentages of the Maximum Commitment which are outstanding:

Percentage of Maximum Commitment	Unused Line Rate
0% - 25.9%	[***]%
26% - 50.9%	[***]%
51% - 75.9%	[***]%
76% - 99.9%	[***]%

For the sake of clarification, the “Percentage of Maximum Commitment” shall be applied initially with respect to the initial $50,000,000 Maximum Loan Commitment, and thereafter applied with respect to amount of the Maximum Loan Commitment, up to $75,000,000 or $100,000,000, as applicable, if increased pursuant to the terms of this Agreement.

“Vintage Pool” means and refers to, at any given time, all Receivables that were opened in a particular calendar month. By way of example, and not by way of limitation, all Receivables that were originated in January 2022 shall constitute one Vintage Pool for the calendar month that ended on January 31, 2022; all Receivables that were originated in February 2022 shall constitute one Vintage Pool for the calendar month that ended on February 28, 2022; and so on.
“Waivable Mandatory Prepayment” has the meaning set forth in Section 2.3(d).
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“Withholding Agent” means any Borrower, any Credit Party or Agent.
“WSJ Prime Rate” means the latest U.S. prime rate reported in the Money Rates column of The Wall Street Journal on the first day on which The Wall Street Journal is published in the month in which the applicable sums are payable or incurred. If The Wall Street Journal is no longer published, then the Prime Rate shall mean the publicly announced prime rate or reference rate charged by the Charlotte, North Carolina Main Office of Bank of America (or any successor bank) on the first day of the month in which the applicable sums are payable or incurred.
Section 1.2Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by Agent include good faith estimates by Agent (in the case of quantitative determinations) and good faith beliefs by Agent (in the case of qualitative determinations).
Section 1.3Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements delivered to Agent pursuant to Section 6.2. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party at “fair value”.
Section 1.4Borrower Representative. Borrower hereby designates and appoints Parent as its representative and agent on its behalf (in such capacity, the “Borrower Representative”) for the purposes of delivering certificates, including Compliance Certificates, giving Notices of Borrowing and other instructions with respect to the disbursement of the proceeds of the Note, giving and receiving all other notices and consents hereunder or under any of the other Transaction Documents and taking all other actions (including in respect of compliance with covenants) on behalf of Borrower under the Transaction Documents. Borrower Representative hereby accepts such appointment. Agent and Lender may regard any notice or other communication pursuant to any Transaction Document from Borrower Representative as a notice or communication from Borrower. Each warranty, covenant, agreement and undertaking made on behalf of Borrower by Borrower Representative shall be deemed for all purposes to have been made by Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by Borrower.
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ARTICLE 2
BORROWER’S AUTHORIZATION OF ISSUE
Section 2.1The Note; Increase in Commitment.
(a)Borrower hereby authorizes the issuance of the Note in accordance with the terms hereof on the Closing Date. The commitment of Lender to fund draws during the Draw Period under the Note as of the Closing Date is set forth opposite Lender’s name on Schedule 1.1 (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as the “Commitment”). Borrower shall repay the outstanding principal balance of the Note in full in cash on the Maturity Date, unless accelerated in accordance with Section 8.2 or redeemed or prepaid in accordance with Section 2.3. Future draws under the Note shall be disbursed as the Borrower Representative shall direct on each borrowing date, upon the submission of such evidence as Agent shall request to verify the satisfaction of the conditions set forth in Section 4.2 (including, without limitation, a Borrowing Base Certificate delivered in accordance with Section 4.2(f) prior to such disbursement). The Borrower Representative shall deliver to Agent a Notice of Borrowing setting forth each requested draw not later than noon, Dallas time, on the second (2nd) Business Day prior to the proposed borrowing date upon which Borrower desires to make a draw under the Note, or such earlier date as shall be agreed to by Lender. Each Notice of Borrowing required hereunder (i) shall be irrevocable, (ii) shall specify the amount of the proposed draw, which shall be in increments of not less than $100,000, (iii) shall specify the proposed borrowing date for such proposed draw, which shall be a Permitted Draw Date and (iv) shall specify wire transfer instructions in accordance with which such draw under the Note shall be funded. In connection with any proposed draw, Borrower may request a release of funds from the Concentration Account prior to the month-end distribution of funds to Borrower contemplated under Section 2.4(b)(viii), and Lender may authorize and approve such release provided (I) no Event of Default or other default that could become an Event of Default given the passage of any notice and cure requirements under any Transaction Document has occurred and is continuing, (II) Borrower shall have delivered a certificate certifying and demonstrating that the Concentration Account has or is projected to have sufficient funds, after giving effect to the proposed mid-month distribution, to satisfy clauses (i) through (vii) inclusive under Section 2.4(b) at the end of the applicable month together with supporting documentation substantiating such calculations, in each case all acceptable to Lender in its sole discretion, and (III) such other terms or conditions that Lender may require for any such mid-month distribution are satisfied as approved by Lender. Upon receipt of any such Notice of Borrowing, Agent shall promptly notify Lender thereof and, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, Lender shall fund the proposed borrowing under the Note to Agent no later than 12:00 p.m. (Noon) Central Time on the applicable Permitted Draw Date in immediately available funds in accordance with the wire instructions provided by Agent to Lender and, upon receipt of such funds from Lender, Agent will fund such proposed borrowing on the applicable Permitted Draw Date in immediately available funds in accordance with terms of such Notice of Borrowing. For purposes of clarification, no draws shall be permitted during the Amortization Period.
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(b)At any time during the Draw Period, Borrower shall have the right to request that the Commitment be increased in two increments of $25,000,000 each, up to a maximum of $100,000,000; provided, however, Borrower may elect to increase by one increment at a time (that is, exercise each increment separately to increase the Maximum Commitment first to $75,000,000 and then to $100,000,000, or exercise both increments simultaneously to increase the Maximum Commitment directly to $100,000,000. If Borrower wishes to increase the Commitment, then Borrower shall provide written notice thereof to Agent; provided that Borrower may only provide such request to Agent if (i) Borrower has drawn at least $37,500,000 under the Note (or, if Borrower has previously exercised the option to increase the Maximum Commitment to $75,000,000, Borrower shall have drawn at least $56,250,000 under the Note), and (ii) no Event of Default has occurred and is continuing. Promptly following receipt of such request from Borrower, Agent shall endeavor to obtain Lender’s approval of such increase within thirty (30) days of the date of Borrower’s request, which approval Lender may grant or deny in its sole discretion. If the Commitment is increased, then the Note shall be amended to reflect the increase in the Commitment.
(c)If at any time Lender shall make a Protective Advance, the amount of any such Protective Advance shall be added to the principal amount due hereunder, and Borrower shall be responsible for repaying, reimbursing and indemnifying Lender for such Protective Advance in accordance with the terms of this Agreement.
Section 2.2Interest and Unused Line Fee. Borrower shall pay interest on the unpaid principal amount of the Note and an unused line fee, in each case, at the rates, time and manner set forth below:
(a)Rate of Interest. The Note shall bear interest on the unpaid principal amount thereof from the date issued through the date such Note is paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the Current Interest Rate. Interest on the Note shall be computed on the basis of a 360-day year and actual days elapsed and, subject to Section 2.2(b), shall be payable monthly, in arrears, on the third (3rd) Business Day following the last day of each calendar month during the period beginning on the date such Note is issued (the “Issuance Date”) and ending on, and including, the date on which the Obligations under such Note are paid in full (each, an “Interest Date”).
(b)Interest Payments. Interest on the Note shall be payable on each Interest Date or at any such other time the Note becomes due and payable (whether by acceleration, redemption or otherwise) by Borrower to Agent. Each Interest Date shall be considered the last day of an accrual period for U.S. federal income tax purposes.
(c)Default Rate. Upon the occurrence of any Event of Default, the Note shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the unpaid principal amount thereof at the Default Rate from the date of such Event of Default through and including the date such Event of Default is waived. In the event that such Event of Default is subsequently waived, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such waiver; provided that interest as calculated and unpaid at the Default Rate during the continuance of such Event of Default shall continue to be due to the extent relating to the days after the occurrence of such Event of Default through and including the date on which such Event of Default is waived. All such interest shall be payable on demand of Agent.
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(d)Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If such a court determines that Lender has received interest hereunder in excess of the highest applicable rate, then the amount of such excess interest shall be applied against the principal amount of the Note then outstanding to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to Borrower.
(e)    Unused Line Fee. An unused line fee at the applicable Unused Line Rate based upon the daily average of the Maximum Commitment, including any increase in the Maximum Commitment as provided herein, reduced by the aggregate outstanding amounts under the Note from the Closing Date, which unused line fee shall be payable monthly in arrears on the Interest Date.
Section 2.3Redemptions and Payments.
(a)Permitted Redemption.
(i)At any time after the first anniversary of the Closing Date and then in connection with a Securitization, the Borrower Representative may, at its option, provide written notice (“Permitted Redemption Notice”) to Agent, on behalf of Lender, that the Borrower has elected to pay the Permitted Redemption Amount (as defined below), on the Permitted Redemption Date, by redeeming such portion of the then-unpaid principal amount of the Note such that Borrower and the Credit Parties will be in compliance with the covenants set forth in Section 6.1 (the “Permitted Redemption”). The “Permitted Redemption Amount” shall be equal to (A) the portion of unpaid outstanding principal amount of the Note required to be repaid such that the Credit Parties will be in compliance with the covenants set forth in Section 6.1, (B) all accrued and unpaid interest with respect to such principal amount and all accrued and unpaid fees, (C) all accrued and unpaid Late Charges with respect to such Permitted Redemption Amount and (D) all other amounts then due under the Transaction Documents. A Permitted Redemption under this Section 2.3(a)(i) shall reduce the outstanding principal balance of the Loan but shall not reduce or affect the then-outstanding Maximum Commitment, and the Loan, Maximum Commitment, and the terms of the Transaction Documents shall continue in full force and effect and be unmodified.
(ii)A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable. If the Borrower Representative, on behalf of Borrower, elects to redeem the Note pursuant to a Permitted Redemption under Section 2.3(a), then the Permitted Redemption Amount which is to be paid to Agent, on behalf of Lender, on the Permitted Redemption Date shall be redeemed by Borrower on the Permitted Redemption Date, and Borrower shall pay to Agent, on behalf of Lender, on the Permitted Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Permitted Redemption Amount. Any Permitted Redemption shall not affect the amount of the Commitment.
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(iii)Notwithstanding the foregoing and anything to the contrary herein, (A) if a Federal or Multi-State Force Majeure Event shall have occurred or (B) if Lender fails to fund any draw under the Note requested by the Borrower Representative, on behalf of Borrower, after the Closing Date in accordance with Section 2.1 and provided that all conditions of such funding set forth in Section 4.2 shall have been satisfied at the time thereof (a “Qualified Funding Failure”), then the Borrower Representative, on behalf of Borrower, shall have the right, exercisable upon at least sixty (60) calendar days’ prior written notice to Agent, to consummate a Permitted Redemption at a price equal to the Permitted Redemption Amount, which Permitted Redemption shall otherwise be made in accordance with the provisions of Section 2.3(a)(i); provided, that such right to consummate a Permitted Redemption at a price equal to the Permitted Redemption Amount shall expire (x) in the case of the foregoing clause (A), upon the cessation of such Federal or Multi-State Force Majeure Event or (y) in the case of the foregoing clause (B), upon written notice from Agent to the Borrower Representative, given no later than ten (10) calendar days after Agent’s receipt of the Borrower Representative’s notice of redemption under the foregoing Section 2.3(a)(iii)(B) stating that Lender is thereafter willing and able to fund additional draws under the Note as requested by the Borrower Representative, on behalf of Borrower, in accordance with Section 2.1 and provided that all conditions of such fundings set forth in Section 4.2 shall have been satisfied at the time thereof. For purposes of clarification, prior to the expiration of the ten (10) calendar day (or longer, as the case may be) notice of purchase pursuant to the foregoing Section 2.3(a)(iii)(B), Agent may deliver notice to the Borrower Representative that Lender is willing and able to fund such draws under the Note and provided that all conditions of such fundings set forth in Section 4.2 shall have been satisfied at the time thereof, whereupon such right to consummate a Permitted Redemption at a price equal to the Permitted Redemption Amount shall automatically terminate, but the Borrower Representative, on behalf of Borrower, shall at all times thereafter retain the right to consummate a Permitted Redemption at a price equal to the Permitted Redemption Amount, which Permitted Redemption shall otherwise be made in accordance with the provisions of Section 2.3(a)(i). The provisions of this Section 2.3(a)(iii) set forth the exclusive rights and remedies of the Credit Parties to seek or obtain damages or any other remedy or relief from Agent or Lender with respect to any Qualified Funding Failure.
(iv)In the event of a Change of Control (A) with respect to Parent or Borrower occurring at any time, but subject to the approval of Agent (which shall not be unreasonably withheld, delayed or conditioned), or (B) with respect to ECI occurring at any time but without the approval of Agent being required, the Borrower Representative, on behalf of Borrower, shall have the right to redeem the Note in its entirety upon the closing of such Change of Control by paying to Agent, on behalf of Lender, by wire transfer of immediately available funds, an amount in cash equal to the Permitted Redemption Amount. Upon such payment, the Commitment shall be deemed to be terminated. In the event of any Permitted Redemption effectuated under Section 2.3(a)(iv), in addition to any other payments required by Borrower, Borrower shall pay simultaneously with the applicable Permitted Redemption Amount a prepayment premium equal to the product of the Permitted Redemption Amount multiplied by the applicable prepayment percentage specified below. The Credit Parties acknowledge and agree that the foregoing prepayment premium represents bargained for consideration in exchange for the right and privilege to redeem the Notes under Section 2.3(a)(iv). The foregoing prepayment premium will be calculated using the applicable percentage below based on the earlier of the date on which the Permitted Redemption Payment is made or the date on which the applicable Change of Control occurred:
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Time Period	Prepayment Percentage
October 1, 2021 – September 30, 2022	[***]%
October 1, 2022 – September 30, 2023	[***]%
October 1, 2023 – September 30, 2024	[***]%
From and after October 1, 2024	[***]%

(v)In addition to the Permitted Redemption under Section 2.3(a)(iv), upon the occurrence of a Change in Control, Lender shall have the option to accelerate and call the Loan, in which all amounts that would be required to be paid under Section 2.3(a)(iv), except for the prepayment premium, shall become due and payable by Borrower. Upon such payment, the Commitment shall be deemed to be terminated. For purposes of clarification, no prepayment premium shall be applicable in connection with any repayment pursuant to this Section 2.3(a)(v).
(b)Mandatory Prepayments.
(i)On the date of receipt by any Credit Party, or Agent as loss payee, of any net cash proceeds from any Destruction or Taking, Borrower shall prepay the Note as set forth in Section 2.3(e) in an aggregate amount equal to 100% of such net cash proceeds; provided, so long as no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing on the date of receipt thereof or caused thereby, Borrower shall have the option to apply such net cash proceeds, prior to the date that is ninety (90) days following receipt thereof, for purposes of the repair, restoration or replacement of the applicable assets thereof.
(ii)If at any time the then outstanding principal balance of the Note shall exceed the Maximum Note Balance, then Borrower shall immediately prepay the Note as set forth in Section 2.3(e) in an amount sufficient to eliminate such excess.
(iii)Concurrently with any prepayment of the Note pursuant to this Section 2.3(b), the Borrower Representative, on behalf of Borrower, shall deliver to Agent a certificate of an authorized officer thereof demonstrating the calculation of the amount of the applicable proceeds. If the Credit Parties shall subsequently determine that the actual amount of such proceeds exceeded the amount set forth in such certificate (including as a result of the conversion of non-cash proceeds into cash), then Borrower shall promptly make an additional prepayment of the Note in an amount equal to such excess (or applicable percentage thereof), and the Borrower Representative, on behalf of Borrower, shall concurrently therewith deliver to Agent a certificate of an authorized officer thereof demonstrating the derivation of such excess.
(c)Prepayments During Amortization Period. During the Amortization Period, Borrower shall have the right to prepay all or any portion of the Note, at any time and from time to time, by paying such prepayment amount to Agent, on behalf of Lender, by wire transfer of immediately available funds.
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(d)Waiver of Mandatory Prepayments. Anything contained in Section 2.3(b) to the contrary notwithstanding, if Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Note, not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, the Borrower Representative, on behalf of Borrower, shall notify Agent of the amount of such prepayment, and Agent shall promptly thereafter notify Lender of Lender’s option to refuse such amount. Lender may exercise such option by giving written notice to the Borrower Representative and Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that if Lender does not notify the Borrower Representative and Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower Representative shall pay to Agent the amount of the Waivable Mandatory Prepayment to prepay the Note.
(e)Application of Mandatory Prepayments. All mandatory prepayments made pursuant to Section 2.3(b) and not waived pursuant to Section 2.3(d) shall be made to Agent, for the account of Lender, and applied to the outstanding amount of the Note.
Section 2.4Waterfall and Payments.
(a)General.
(i)All payments collected by CCB from Obligors with respect to Eligible Receivables (including, without limitation, all principal, interest, fees, late charges, redemptions, settlement amounts and proceeds from the sale or disposition of formerly Eligible Receivables which have been Charged Off or become ineligible for other reasons) shall be deposited into the Collection Account. Borrower shall not distribute, withdraw or use any funds on deposit in the Collection Account at any time except as set forth in this Section 2.4, and shall not distribute, withdraw or use any funds on deposit in the Funding Account at any time except for the sole purpose as set forth in Section 2.4(b)(viii).
(ii)No less than one time per calendar week, Borrower shall cause, or Borrower authorizes Agent to cause, all funds in excess of $500,000 on deposit in the Collection Account to be swept, paid over, and deposited in the Concentration Account.
(iii)If at any time (A) Borrower determines or has a reasonable belief that, or (B) Lender delivers written notice to Borrower that Lender has a reasonable belief that, in each case there is or will be insufficient funds on deposit in the Collection Account and the Concentration Account to satisfy the obligations in Section 2.4(b)(i) for the current monthly or most recently completed month (a “Participation Shortfall”), Parent shall immediately deliver sufficient funds to Lender to be deposited in the Concentration Account in an amount equal or greater than the anticipated Participation Shortfall. Borrower and Parent acknowledges that one or more Participation Shortfalls may occur during any given calendar month, and agrees that Parent shall fund amounts required under this Section 2.4(a)(iii) each time.
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(b)    Priority of Payments. Borrower shall use commercially reasonable efforts to distribute within three (3) Business Days after the end of each month, and in no event later than five (5) Business Days after the end of each month, any remaining funds received in the Collection Account and funds transferred to the Concentration Account during the prior month in the following order of priority; provided, however, notwithstanding the foregoing, Borrower shall (A) pay Lender interest as contemplated in clause (iv) below no later than three (3) Business Days after the end of each month, and (B) Borrower shall pay any amounts owing under clause (i) – (iii) inclusive no later than three (3) Business Days after the end of each month if either any such payment is timely required in order to avoid a breach under any applicable agreement or each such payment is necessary in order to pay Lender interest as required under clause (A) above:
(i)    To CCB to fund estimated expenses due and payable under the CCB Participation Agreement; next
(ii)    To the Backup Servicer, for any amounts due pursuant to the Backup Servicing Agreement; next
(iii)    To the Servicer (or Affiliates thereof), for any amounts due pursuant to the Servicing Agreement only if approved by Lender, in its sole discretion, in order to facilitate an orderly wind-up of the Program such as following an Event of Default. Such costs would include the amounts Servicer or its Affiliates owe to Total System Services (TSYS); next
(iv)    To Lender, for any interest, fees and costs due pursuant to this Agreement; next
(v)    To Lender, such amount as necessary to reduce the amount outstanding to the Maximum Note Balance; next
(vi)    During the occurrence and continuation of an Event of Default, all amounts shall be paid to Lender until all Obligations have been paid in full; next
(vii)    If the Clean Up Time has been reached, all amounts shall be paid to Lender until all Obligations have been paid in full; next
(viii)    During the Draw Period, to Borrower for deposit into the Funding Account, to purchase Eligible Receivables via the Funding Account; next
(ix)    Without duplication of the expenses contemplated in clause (i) above, to Borrower, to pay and to satisfy obligations owing to or that may become owing to CCB or any other counterparty under the CCB Participation Agreement or any other Bank Transaction Document, if any, or to make a distribution or other payment to Parent or another party for the express and sole purpose of paying or reimbursing a party for any of the foregoing amounts for which Parent or such other party is obligated to pay; and next
(x)     All remaining amounts shall be paid to Borrower.
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(c)    Payment Matters. Whenever any payment of cash is to be made by any Credit Party to any Person pursuant to this Agreement, the Note or other Transaction Document, such payment shall be made in lawful money of the United States of America by a check drawn on the account or accounts of such Credit Party and sent via overnight courier service to such Person at such address as previously provided to the Borrower Representative in writing (which address, in the case of Lender, shall initially be as set forth on Schedule 1.1); provided that (i) Agent or Lender may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Borrower Representative with prior written notice setting out such request and Agent’s or such Lender’s wire transfer instructions and (ii) Credit Parties may elect to make a payment of cash via wire transfer of immediately available funds in accordance with wire transfer instructions provided by Agent, Lender upon request therefor. Whenever any amount expressed to be due by the terms of this Agreement or any Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which the Note is paid in full in cash, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. Any amount due under the Transaction Documents (other than principal and interest, if the same are already accruing interest at the Default Rate), which is not paid when due shall result in a late charge being incurred and payable by Borrower in an amount equal to accrued interest at the Default Rate from the date such amount was due until the same is paid in full in cash (“Late Charge”). Such Late Charge shall continue to accrue post-petition in any proceeding under any Bankruptcy Law.
Section 2.5Dispute Resolution. Except as otherwise provided herein, in the case of a dispute as to the determination of any amounts due and owing pursuant to a redemption under Section 2.3 or otherwise or any other similar or related amount, the Borrower Representative, on behalf of Borrower, shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the applicable notice of dispute to Agent. If Agent and the Borrower Representative are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to Agent, then Borrower Representative shall, within three (3) Business Days submit via facsimile the disputed determinations or arithmetic calculations to an independent outside national accounting firm specified by Agent. The Borrower Representative, at Borrower’s expense, shall cause the accountant to perform the determinations or calculations and notify Agent of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
Section 2.6Taxes.
(a)All payments by or on behalf of the Credit Parties hereunder and under any other Transaction Document shall be made free and clear of and without deduction or withholding for any and all current or future Taxes, levies, imposts, deductions or charges unless required by law. If any Non-Excluded Taxes are required by law to be deducted or withheld from or in respect of any payment or sum payable hereunder or under any Transaction Document by any Withholding Agent to Agent or Lender, (i) the applicable Withholding Agent shall make such deductions and withholdings within the time allowed and in the minimum amount required by law, (ii) the sum payable by the applicable Credit Party shall be increased by the amount (an “Additional Amount”) necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.6(a)) Agent or such Lender, as applicable, shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made and (iii) the Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental
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Authority in accordance with applicable law and shall promptly provide to Agent or Lender, as applicable, an evidence of such payment to the relevant Governmental Authority (in a form reasonably satisfactory to Agent or Lender, as applicable).
(b)Borrower will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, stamp duty, registration, court, documentary, intangible, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Transaction Document, or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Transaction Document that are or would be applicable to Agent or Lender (“Other Taxes”).
(c)The Credit Parties agree to indemnify Agent, Lender and their respective Affiliates for the full amount of Non-Excluded Taxes and Other Taxes paid by Agent, Lender or such Affiliates and any liability (including penalties, interest and expenses (including reasonable attorney’s and other advisors’ fees and expenses)) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by Agent, Lender or such Affiliate, absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date Agent, Lender or such Affiliate makes written demand therefor. Agent, Lender or any of their respective Affiliates shall notify the Borrower Representative in writing of the receipt by such Person of any written notice from any taxing authority demanding, or threatening to demand, any Tax indemnifiable by Borrower under this Section 2.6(c), within a reasonable period of time after receipt of such notice.
(d)On the Closing Date, and subsequently on or prior to the date on which a Lender became or becomes a Lender under this Agreement with respect to Borrower (and from time to time thereafter upon the reasonable request of Borrower or Agent), Lender has delivered or shall deliver to the Borrower Representative a completed and signed IRS Form W-8 or IRS Form W-9 (or any successor form), as applicable.
(e)The parties agree to treat and report amounts lent under this Agreement and any amount due under the Note as debt for U.S. federal, state and local income tax purposes. The Credit Parties agree to indemnify Agent, Lender and their respective Affiliates for the full amount of Taxes and Other Taxes paid by Agent, Lender or such Affiliates and any liability (including penalties, interest and expenses (including reasonably attorney’s and other advisors’ fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes and Other Taxes were correctly or legally asserted by the relevant Governmental Authority, to the extent such Taxes or Other Taxes are imposed as a result of the treatment of any amounts lent under this Agreement or any amount due under the Note as other than debt by any Governmental Authority.
(f)Survival. Notwithstanding anything to the contrary herein, each party’s obligations under this Section 2.6 and Section 11.12 shall survive the resignation, removal or replacement of Agent or any assignment of rights by, or the replacement of, Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
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Section 2.7Reissuance.
(a)Lost, Stolen or Mutilated Note. Upon receipt by the Borrower Representative of evidence reasonably satisfactory to the Borrower Representative of the loss, theft, destruction or mutilation of any Note and (i) in the case of loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower Representative, and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Note, Borrower shall execute and deliver to Lender a new Note (in accordance with this Section 2.7) representing the outstanding principal.
(b)Issuance of New Note. Whenever Borrower is required to issue a new Note pursuant to the terms of this Agreement or the Note, such new Note (i) shall be of like tenor with the Note being replaced, (ii) shall represent, as indicated on the face of such new Note, the Commitment thereunder then in effect, (iii) shall have an Issuance Date, as indicated on the face of such new Note, which is the same as the Issuance Date of the Note being replaced, (iv) shall have the same rights and conditions as the Note being replaced, and (v) shall represent accrued interest on the principal, and Late Charges of the Note being replaced from such Issuance Date.
ARTICLE 3
CLOSING
Section 3.1Closing. In consideration for Lender’s commitment to fund draws under the Note in accordance with the terms hereof, Borrower shall issue and sell to Lender on the Closing Date, and Lender agrees to purchase from Borrower on the Closing Date, the Note in the aggregate principal amount of the Commitment. The closing (the “Closing”) of the transactions contemplated by this Agreement and the issuance of the Note by Borrower shall virtually. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., Dallas time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Section 4.1 (or such later date as is mutually agreed to by the Borrower Representative and Lender). On the Closing Date, Borrower shall deliver to Lender the Note which such Lender is then purchasing, duly executed on behalf of Borrower.
ARTICLE 4
CONDITIONS TO CLOSING AND LENDER’S OBLIGATION TO PURCHASE
Section 4.1Closing. The obligation of Agent and Lender to close the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:
(a)(i)    Borrower shall have executed and delivered to Lender the Note being issued to Lender at the Closing pursuant to this Agreement; and
    (ii)    the Credit Parties shall have executed and delivered to Agent each of the other Transaction Documents to which it is a party.
(b)Borrower shall have executed and delivered, or caused to be delivered, to Agent evidence satisfactory to Agent that Borrower shall pay to Agent on the Closing Date all fees and other amounts due and owing thereon under this Agreement and the other Transaction Documents.
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(c)The Credit Parties shall have executed and/or delivered, or caused to be delivered, to Agent, without duplication, the deliveries set forth in the Index of Closing Documents attached hereto as Exhibit H.
(d)Each Credit Party shall have executed and delivered, or caused to be delivered, to Agent:
(i)a certificate evidencing its organization or formation (as applicable) and good standing in its jurisdiction of organization issued by the Secretary of State of such jurisdiction, as of a date reasonably proximate to the Closing Date;
(ii)a certificate evidencing its qualification as a foreign limited liability company or other entity (as applicable) and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Person is qualified to conduct business and failure to so qualify would cause a Material Adverse Effect, as of a date reasonably proximate to Closing Date;
(iii)a certificate as to the fact that no action has been taken with respect to any merger, consolidation, liquidation or dissolution of such Person, or with respect to the sale of substantially all of its assets, nor is any such action pending or contemplated; and
(iv)a certificate, executed by the secretary (or other authorized officer) of such Person and dated the Closing Date, as to (A) the resolutions consistent with Section 5.2 as adopted by such Person’s board of directors (or similar governing body) in a form reasonably acceptable to Agent, (B) such Person’s certificate of incorporation (or similar document), each as in effect at the Closing, (C) such Person’s bylaws (or similar document), each as in effect at the Closing, and (D) no action having been taken by such Person or its stockholders, members, directors or officers (as applicable) in contemplation of any amendments to items (A), (B), or (C) listed in this Section 4.1(d)(iv), as certified in the form attached hereto as Exhibit C.
(e)Borrower shall have obtained and delivered to Agent:
(i)the opinions of Outside Legal Counsel in form and substance acceptable to Agent and its legal counsel, dated the Closing Date, including a non-consolidation opinion with respect to Borrower and Parent (in which Borrower is paired with Parent and ECI, and Parent is paired with ECI, for the basis of analysis under such non-consolidation opinion);
(ii)all governmental, regulatory and third party consents, approvals and notifications, if any, necessary for the closing of the transactions contemplated by this Agreement and the issuance of the Note to be issued at the Closing;
(iii)if requested by Agent, updated Lien searches in the jurisdictions of organization of each Credit Party, the jurisdiction of the chief executive offices of each Credit Party and each jurisdiction where a filing would need to be made in order to perfect Agent’s and Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
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(iv)such information in form, scope and substance reasonably satisfactory to Agent regarding environmental matters relating to all real property owned, leased, operated or used by the Credit Parties as of the Closing Date;
(v)a certificate from the chief financial officer of Borrower (or other authorized executive officer performing a similar function) in form and substance satisfactory to Agent, supporting the conclusions that, after giving effect to the transactions contemplated by the Transaction Documents, the Credit Parties taken as a whole are not Insolvent; and
(vi)if requested by Agent, updated certificates from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement is in full force and effect, together with endorsements naming Agent, for the benefit of Lender, as additional insured and lender’s loss payee thereunder, as applicable.
(f)Each Credit Party shall have authorized the filing of UCC financing statements for each appropriate jurisdiction as is necessary, in Agent’s sole discretion, to perfect Agent’s security interest in the Collateral.
(g)Borrower shall have caused to be executed and delivered, to Agent such landlord waivers, collateral access agreements or other similar documents as Agent may reasonably request.
(h)The representations and warranties of the Credit Parties shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such specific date), and the Credit Parties shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Credit Parties at or prior to the Closing Date. Agent shall have received a certificate, executed by the chief executive officer of the Borrower Representative (or other authorized executive officer performing a similar function), dated the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by Agent, in the form attached hereto as Exhibit D.
(i)No Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing or would result from the closing of the transactions contemplated by this Agreement or issuance of the Note to be issued at the Closing.
(j)The Credit Parties shall have paid or reimbursed Agent and Lender for all costs and expenses required to be paid or reimbursed by them on the Closing Date in accordance with Section 6.22.
Section 4.2Subsequent Draws. The obligation of Lender hereunder to fund any draw under the Note subsequent to the Closing Date, but prior to the end of the Draw Period, is subject to the satisfaction, at the funding date thereof, of each of the following conditions:
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(a)Each representation and warranty by any Credit Party contained herein and in each other Transaction Document shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such date (subject to such updates to the Schedules, if any, as are approved by Agent in its reasonable discretion), except to the extent that such representation or warranty expressly relates to an earlier date, including the Closing Date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier date).
(b)No Event of Default or event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default shall have occurred and be continuing or would result after giving effect to such draw.
(c)After giving effect to such draw or issuance, as applicable, the aggregate outstanding principal amount of the Note would not exceed the Maximum Note Balance.
(d)The funding date shall be a Permitted Draw Date.
(e)The Credit Parties shall have paid or reimbursed Agent and Lender for all costs and expenses required to be paid or reimbursed by them on the Permitted Draw Date in accordance with Section 6.22.
(f)Borrower shall have delivered a Borrowing Base Certificate, certified on behalf of Borrower by the chief financial officer of the Borrower Representative (or other authorized executive officer performing a similar function), setting forth the Borrowing Base of Borrower as of a date no earlier than the end of the most recently ended fiscal month and no later than the day immediately preceding the funding date.
The request by the Borrower Representative and acceptance by Borrower of the proceeds of any additional draw under the Note made after the Closing Date shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 4.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of Lender, pursuant to the Transaction Documents.
ARTICLE 5
CREDIT PARTIES’ REPRESENTATIONS AND WARRANTIES
As an inducement to Agent and Lender to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Credit Parties jointly and severally represents and warrants to each of Agent and Lender that each and all of the following representations and warranties (as supplemented by the disclosure schedules delivered to Agent and Lender contemporaneously with the execution and delivery of this Agreement (the “Schedules”)) are true and correct as of the Closing Date.
Section 5.1Organization and Qualification. Each Credit Party is duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the requisite limited liability company power and authorization to own their properties, carry on their business as now being conducted, enter into the Transaction Documents to which they are party and carry out the transactions contemplated thereby. Each Credit Party is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature
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of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.1, (i) no Credit Party has any Subsidiaries and (ii) all Capital Stock or other equity or similar interests of the Subsidiaries is directly or indirectly owned by a Credit Party, as set forth therein.
Section 5.2Authorization; Enforcement; Validity. Each of the Credit Parties has the requisite power and authority to enter into and perform its obligations under this Agreement, the Note, the Security Agreement, each of the other Security Documents, and each of the other agreements, documents and certificates entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Note in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Credit Parties have been duly authorized by each of the Credit Parties’ respective board of directors (or other governing body) and the consummation by the Credit Parties of the transactions contemplated hereby and thereby including, without limitation, the issuance of the Note by Borrower have been duly authorized by the respective Credit Party’s board of directors (or other governing body), and (other than filings with “Blue Sky” authorities as required therein) no further filing, consent, or authorization is required by any Credit Party, its board of directors (or other governing body) or its stockholders or any parties in a similar capacity. This Agreement and the other Transaction Documents have been duly executed and delivered by each of the Credit Parties thereto, and constitute the legal, valid and binding obligations of each of the Credit Parties party thereto, enforceable against each of such Credit Parties in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
Section 5.3Issuance of Note. The Note is duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all Taxes, liens and charges with respect to the issue thereof.
Section 5.4No Conflicts. Neither the execution, delivery and performance of the Transaction Documents by the Credit Parties party thereto, nor the consummation by the Credit Parties of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Note) will: (a) result in a violation of any Credit Party’s certificate of formation, limited liability company agreement or other governing or constitutional documents, or the terms of any Capital Stock or other Equity Interests of any Credit Party; (b) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Credit Card Agreement or any other agreement, indenture or instrument to which any Credit Party is a party; (c) result in any “price reset” or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of any Credit Party; or (d) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, (i) any Environmental Laws, (ii) any Requirements or (iii) any federal or state securities laws).
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Section 5.5Consents. Except as set forth on Schedule 5.5, no Credit Party is required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or authority or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than filings required by the Security Documents). All consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations of, filings and registrations set forth on Schedule 5.5 have been obtained or effected on or prior to the Closing Date.
Section 5.6Subsidiary Rights. Each Credit Party has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital and other equity securities of its Subsidiaries as owned by any Credit Party.
Section 5.7Equity Capitalization. As of the Closing Date, the authorized Capital Stock and the issued and outstanding Equity Interests of each Credit Party is as set forth on Schedule 5.7. All of such outstanding shares of Capital Stock or other Equity Interests of the Credit Parties have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Persons and in the amounts set forth on Schedule 5.7. Except as set forth on Schedule 5.7: (a) no Credit Party’s Capital Stock or other Equity Interest in any other Credit Party is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by such Credit Party; (b) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interests in any Credit Party, or contracts, commitments, understandings or arrangements by which any Credit Party or any of their Subsidiaries is or may become bound to issue additional Capital Stock or other Equity Interests in such Credit Party or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interests in any Credit Party; (c) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of any Credit Party or by which any Credit Party is or may become bound other than Permitted Indebtedness; (d) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any Credit Party; (e) there are no agreements or arrangements under which any Credit Party is obligated to register the sale of any of its securities under the 1933 Act; (f) there are no outstanding securities or instruments of any Credit Party which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any Credit Party is or may become bound to redeem a security of any Credit Party; (g) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the closing of the transactions contemplated by this Agreement or the issuance of the Note; (h) no Credit Party has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement and (i) no Credit Party has any liabilities or obligations required to be disclosed in its financial statements (including the footnotes thereto) that are not so disclosed. Prior to the Closing, Borrower has provided to Lender true, correct and complete copies of (i) each Credit Party’s certificate of formation (or other applicable governing or constitutional document), as amended and as in effect on the Closing Date, and (ii) each Credit Party’s limited liability company agreement (or other applicable governing or constitutional document), as applicable, as amended and as in effect on the Closing Date. Schedule 5.7 identifies all outstanding securities convertible into, or exercisable or exchangeable for, shares of Capital Stock or other Equity Interests in any Credit Party and the material rights of the holders thereof in respect thereto.
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Section 5.8Indebtedness and Other Contracts. Except as disclosed on Schedule 5.8, no Credit Party (i) has any outstanding Indebtedness other than Permitted Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect or (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or any contract, agreement or instrument entered into in connection therewith that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
Section 5.9Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between any Credit Party and an unconsolidated or other off balance sheet entity that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.
Section 5.10Title. Each of the Credit Parties has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) adequate rights in (in the case of licensed interests in Intellectual Property Rights and Intellectual Property Rights that are not wholly owned by a Credit Party), and (iv) good and marketable title to (in the case of all other personal property) all of its real property and other properties and assets owned by it which are material to the business of such Credit Party or such Subsidiary, in each case free and clear of all liens, encumbrances and defects, other than Permitted Liens. Any real property and facilities held under lease by any Credit Party are held by it under valid and enforceable leases.
Section 5.11Intellectual Property Rights. Each Credit Party owns or possesses adequate rights to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) that are necessary and material to conduct its respective business and no Credit Party has previously granted any Lien on any such Intellectual Property Rights other than Permitted Liens. Except as described on Schedule 5.11, no registered Intellectual Property Rights that are owned by a Credit Party has expired or terminated, or are expected to expire or terminate within five (5) years from the Closing Date. Except as described on Schedule 5.11, (a) no Credit Party has any knowledge of any infringement, misappropriation, dilution or other violation by any Credit Party of Intellectual Property Rights owned by other Persons; (b) none Credit Party has any knowledge of any infringement, misappropriation, dilution or other violation by any other Persons of the Intellectual Property Rights owned by any Credit Party; (c) there is no claim, action or proceeding pending before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority or, to the knowledge of each of the Credit Parties, threatened in writing, against any Credit Party contesting or challenging the validity, scope or enforceability of, or a Credit Party’s ownership of or right to use, its owned Intellectual Property Rights or the Intellectual Property Rights it licenses from other Persons; and (d) no Credit Party is aware of any facts or circumstances which reasonably could be expected to give rise to any of the foregoing infringements or claims, actions or proceedings. Each Credit Party has taken and is taking commercially reasonable security measures to maintain and protect the secrecy, confidentiality and value of the trade secrets and other confidential information it owns.
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Section 5.12Creation, Perfection, and Priority of Liens. The Security Documents are effective to create in favor of Agent, for the benefit of Lender, a legal, valid, binding, and (upon the filing of the appropriate UCC financing statements, the transfer of possession of original certificated securities together with appropriate transfer instruments and the delivery of deposit account control agreements) enforceable perfected first priority (subject to Permitted Liens) security interest and Lien in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law including without limitation, the uniform commercial code as in effect in any applicable jurisdiction (“UCC”) and any other applicable governmental agencies.
Section 5.13Absence of Certain Changes; Insolvency. Since June 30, 2021 (the “Diligence Date”), there has been no material adverse change in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of any Credit Party. Since the Diligence Date, neither any Credit Party nor any of their Subsidiaries has (i) declared or paid any dividends or (ii) sold any material assets. Except as described on Schedule 5.13, no Credit Party has taken any steps to seek protection pursuant to any bankruptcy law nor does any Credit Party have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. No Credit Party intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). No Credit Party is, as of the Closing Date, or after giving effect to the transactions contemplated hereby to occur at the Closing, will be, Insolvent. Without limitation of the foregoing, no corporate action, legal proceeding or other procedure or step in respect of any Insolvency Proceeding or expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction over any asset or assets of a Credit Party.
Section 5.14Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, Governmental Authority (including, without limitation, the SEC, self-regulatory organization or other governmental body) (in each case, a “Proceeding”) pending or, to the knowledge of any Credit Party, threatened in writing against or affecting any Credit Party or any of its officers or directors which (i) could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (ii) if adversely determined, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, or (iii) questions the validity of this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.
Section 5.15No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur or may occur with respect to any Credit Party or its business, properties, prospects, operations or financial condition, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. For the purposes of this Section 5.15 only, any gross negligence, willful misconduct or fraud in the conduct of business by any Credit Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or order, shall be presumed to have, or be reasonably expected to have, a Material Adverse Effect.
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Section 5.16No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by any Credit Party to arise, between any Credit Party and the accountants and lawyers formerly or presently employed by Credit Parties which would reasonably be expected to affect the ability of the Credit Parties to perform any of their obligations under any of the Transaction Documents.
Section 5.17No General Solicitation; Placement Agent’s Fees. None of Borrower, any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Note. No Credit Party has engaged any placement agent or other agent in connection with the closing of the transactions contemplated by this Agreement or the issuance of the Note.
Section 5.18Tax Status. Each Credit Party (i) have made or filed all foreign, federal, state and local income Tax Returns and all other material Tax Returns, reports and declarations required by any jurisdiction to which they are subject and all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations, (ii) have paid all Taxes and other governmental assessments and charges due and owing (whether or not shown on any Tax Return), and (iii) have set aside on their books adequate reserves in accordance with GAAP for the payment of all Taxes due and owing by any Credit Party. There are no unpaid Taxes in any material amount claimed to be delinquent by the taxing authority of any jurisdiction (other than those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and subject to adequate reserves taken by Credit Parties as shall be required in conformity with GAAP), and the officers of each of the Credit Parties know of no basis for any such claim. No claim has ever been made by an authority in a jurisdiction where any Credit Party does not file Tax Returns that any Credit Party is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Credit Parties.
Section 5.19Transfer Taxes. On the Closing Date, all transfer or Other Taxes (other than income or similar taxes) which are required to be paid in connection with the issuance of the Note to Lender hereunder will be, or will have been, fully paid or provided for by the Credit Parties, and all laws imposing such Taxes will be or will have been complied with. Without limitation of the foregoing, it is not necessary under the laws of each Relevant Jurisdiction of the Credit Parties that the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.
Section 5.20Conduct of Business; Compliance with Laws; Regulatory Permits. No Credit Party is in violation of any term of or in default under its articles of organization or operating agreement or other governing documents. No Credit Party is in violation of any judgment, decree or order or any law, rule, regulation, statute or ordinance applicable to any Credit Party (including, without limitation, all Environmental Laws and the Requirements). As of the Closing Date and the date of each Subsequent Draw, all Credit Card Agreements, Bank Transaction Documents and related Receivables (or participation interests therein) originated or purchased on or after the Closing Date have been originated by CCB and have been purchased by Borrower in compliance with applicable law and the Program Guidelines and are being serviced by the applicable Credit Parties in compliance with applicable law and the Program Guidelines except to the extent that any such noncompliance would not reasonably be expected to have, either individually or in the aggregate, in a Material Adverse Effect. Schedule 5.20 (as such Schedule shall be updated from time to time by the Credit Parties by written notice to Agent) sets forth all United States federal and state and applicable foreign regulatory licenses, material consents,
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authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits and all other appropriate regulatory authorities necessary to conduct the respective businesses of the Credit Parties, and except as set forth on Schedule 5.20 (as such Schedule shall be updated from time to time by the Credit Parties by written notice to Agent), all of such United States federal and state and applicable foreign regulatory licenses, material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits and other appropriate regulatory authorities are valid and in effect and no Credit Party has received any notice of proceedings or entered into formal or informal discussions relating to the revocation or modification of any such United States federal and state and applicable foreign regulatory licenses, consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations or permits. To the knowledge of each of the Credit Parties, it is not necessary under the laws of its Relevant Jurisdictions:
(a)in order to enable Agent or Lender to enforce their respective rights under any Transaction Document; or
(b)by reason of the execution of any Transaction Document or the performance by it of its obligations under any Transaction Document, that Agent or Lender be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions. None of Agent or Lender is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions solely by reason of the execution, performance and/or enforcement of any Transaction Document.
Section 5.21Foreign Corrupt Practices. No Credit Party, nor any director, officer, agent, employee or other Person acting on behalf of any Credit Party has, in the course of its actions for, or on behalf of, any Credit Party (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
Section 5.22Environmental Laws. Each Credit Party (a) (i) is in compliance with any and all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) is in compliance with all terms and conditions of any such permit, license or approval, and (iv) has no outstanding Liability under any Environmental Laws and are not aware of any facts that could reasonably result in Liability under any Environmental Laws, in each of the foregoing clauses of this clause (a), except to the extent, either individually or in the aggregate, a Material Adverse Effect could not reasonably be expected to occur, and (b) have provided Agent and Lender with copies of all environmental reports, assessments and other documents in any way related to any actual or potential Liability under any Environmental Laws.
Section 5.23Margin Stock. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds from the Note will be used (a) to directly purchase or carry any margin stock, (b) to the knowledge of the Credit Parties, without inquiry, to extend credit to others for the purpose of purchasing or carrying any margin stock, or (c) for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
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Section 5.24ERISA; Pension Schemes. Except as set forth on Schedule 5.24, neither any Credit Party nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable federal, state or foreign law). Except as set forth on Schedule 5.24, neither any Credit Party nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in material compliance with any of the requirements of ERISA, the Code or applicable federal, state or foreign law with respect to any Employee Benefit Plan. No ERISA Event exists. Each Employee Benefit Plan which is intended to qualify under the Code has received a favorable determination letter (or opinion letter in the case of a prototype Employee Benefit Plan) to the effect that such Employee Benefit Plan is so qualified and to Credit Parties’ knowledge, there exists no reasonable basis for the revocation of such determination or opinion letter. Neither any Credit Party nor any ERISA Affiliate has (i) any unpaid minimum required contributions under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, or partial withdrawal, from any Multiemployer Plan, (iii) a Pension Plan that is “at risk” within the meaning of Section 430 of the Code, (iv) received notice from any Multiemployer Plan that it is either in endangered or critical status within the meaning of Section 432 of the Code or (v) any material liability or knowledge of any facts or circumstances which reasonably might be expected to result in any material liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).
Section 5.25Investment Company. No Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 5.26U.S. Real Property Holding Corporation. No Credit Party is, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended, and the Credit Parties will so certify upon the request of Agent.
Section 5.27Internal Accounting and Disclosure Controls. The Credit Parties maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (c) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. During the twelve (12) months immediately prior to the Closing Date, no Credit Party has received any written notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of any Credit Party.
Section 5.28Accounting Reference Date. The Accounting Reference Date of each Credit Party is December 31.
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Section 5.29Transactions With Affiliates. Except (a) as set forth on Schedule 5.29 and (b) for transactions that have been entered into on terms no less favorable to the Credit Parties than those that might be obtained at the time from a Person who is not an officer, director or employee, none of the officers, directors or employees of any Credit Party is presently a party to any transaction with any Credit Party (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Credit Parties, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.
Section 5.30Acknowledgment. Each of the Credit Parties acknowledges and agrees that Lender is acting solely in the capacity of an arm’s length lender with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that Lender is not (a) an officer or director of any Credit Party or any of their Subsidiaries or (b) an Affiliate of any Credit Party or any of their Subsidiaries. Each of the Credit Parties further acknowledges that Lender is not acting as a financial advisor or fiduciary of any Credit Party or any of their Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by Lender or any of its representatives or agents, including, without limitation, Agent, in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Lender’s receipt of Note. Each of the Credit Parties further represents to Lender that each Credit Party’s decision to enter into the Transaction Documents to which it is a party have been based solely on the independent evaluation by such Person and its respective representatives.
Section 5.31Insurance. The Credit Parties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Credit Parties are engaged. No Credit Party believes that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
Section 5.32Full Disclosure. None of the representations or warranties made by any Credit Party in the Transaction Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party in connection with the Transaction Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
Section 5.33Employee Relations. No Credit Party is a party to any collective bargaining agreement or employs any member of a union in such person’s capacity as a union member or to perform union labor work. Each of the Credit Parties believes that its relations with its employees are good. As of the Closing Date, no executive officer of any Credit Party has notified such Credit Party that such officer intends to leave such Credit Party or otherwise terminate such officer’s employment with such Credit Party. As of the Closing Date, no executive officer of any Credit Party, to the knowledge of the Credit Parties, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. Each Credit Party is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment
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practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.34Certain Other Representations and Warranties. Each Credit Card Agreement is a valid and subsisting agreement binding on the respective parties thereto, is in full force and effect in accordance with the terms thereof, no default or event of default exists under any such Credit Card Agreement, and no party to any such Credit Card Agreement has any accrued right to terminate any such Credit Card Agreement on account of a default by any Person or otherwise, except in each case, where the same would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the Bank Transaction Documents complies in all material respects with all applicable laws, rules, regulations, orders, judgments and decrees (including, without limitation, all Environmental Laws and the Requirements). Each Bank Transaction Document is a valid and enforceable agreement binding on the respective parties thereto, is in full force and effect in accordance with the terms thereof and is currently being serviced in accordance with the Program Guidelines and the applicable Requirements, no default or event of default exists under any Bank Transaction Document, and no party to any such Bank Transaction Document (other than a Credit Party) has any accrued right to terminate any such Bank Transaction Document on account of a default by any Person or otherwise, except in each case, where the same would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The CCB Participation Agreement is a valid and enforceable agreement binding on CCB and Borrower, is in full force and effect in accordance with the terms thereof, is currently being serviced in accordance with the Program Guidelines and the applicable Requirements, no default or event of default exists under the CCB Participation Agreement, and no party to the CCB Participation Agreement (other than a Credit Party) has any accrued right to terminate the CCB Participation Agreement on account of a default by any Person or otherwise, except in each case, where the same would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.35Patriot Act. To the extent applicable, the Credit Parties and their Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
Section 5.36Material Contracts. Schedule 5.36 contains a true, correct and complete list of all the Material Contracts (other than those of the type described in clause (a) of the definition thereof) of the Credit Parties (which Schedule shall be updated by the Credit Parties by written notice to Agent promptly following the execution of any such additional Material Contract following the Closing Date), and all such Material Contracts are in full force and effect and, to Credit Parties’ knowledge, no defaults currently exist thereunder.
ARTICLE 6
COVENANTS
Section 6.1Financial Covenants. The Credit Parties shall, and shall cause their Subsidiaries to, comply with the following financial covenants:
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(a)Trailing First Payment Default Rate. The Credit Parties shall not permit the Trailing First Payment Default Rate to be greater than twenty three percent (23%).
(b)Trailing Third Payment Default Rate. The Credit Parties shall not permit the Trailing Third Payment Default Rate to be greater than twelve percent (12%).
(c)Corporate Cash. The Credit Parties shall not permit the Corporate Cash of Parent to be less than $1,000,000.
(d)Six Months on Book Charge Off Rate. The Credit Parties shall not permit the Six Months on Book Charge Off Rate to be greater than four percent (4%) for any three (3) or more of the most recent twelve (12) Vintage Pools which have been held by Borrower for six (6) consecutive months; provided, however, if any Vintage Pool contains 25 or fewer accounts, then at Lender’s election Borrower and Lender shall use good faith efforts to combine such Vintage Pool with one or more other pools.
(e)Twelve Months on Book Charge Off Rate. The Credit Parties shall not permit the Twelve Months on Book Charge Off Rate to be greater than fifteen percent (15%) for any three (3) or more of the most recent twelve (12) Vintage Pools which have been held by Borrower for twelve (12) consecutive months; provided, however, if any Vintage Pool contains 25 or fewer accounts, then at Lender’s election Borrower and Lender shall use good faith efforts to combine such Vintage Pool with one or more other pools.
(f)Trailing Risk Adjusted Yield. The Credit Parties shall not permit the Trailing Risk Adjusted Yield in any month to be less than twelve percent (12%) for the prior three (3) months.
Section 6.2Deliveries. Borrower agrees to deliver the following to Agent via electronic (e-mail) transmission or other written means acceptable to Agent:
(a)Monthly Financial Statements. As soon as available and in any event within twenty-one (21) days after the end of each month (including December), the unaudited consolidated statements of profit and loss, cash flows and balance sheets of each of the Credit Parties individually and ECI as at the end of such month;
(b)[Reserved].
(c)Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, the audited balance sheet of Borrower as at the end of such Fiscal Year and the related audited statements of operations, stockholders’ equity and cash flows of Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of ECI (or other authorized executive officer performing a similar function) as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of Borrower;
(d)Compliance Certificate and Borrowing Base Certificate. On the dates that the financial statements under clause (a) above are delivered, a duly completed Compliance Certificate and a duly completed Borrowing Base Certificate, each with appropriate insertions, dated the date of the
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applicable monthly financial statements, and signed on behalf of Borrower by the chief financial officer of the Borrower Representative (or other authorized executive officer performing a similar function), in the case of each Compliance Certificate (i) containing a computation of the covenants set forth in Section 6.1, (ii) indicating whether or not the Credit Parties are in compliance with each covenant set forth in Article 6 and whether each representation and warranty contained in Article 5 is true and correct in all material respects (without duplication of any materiality qualifiers) as though made on such date (except for representations and warranties that speak as of a specific date), which representations and warranties are true and correct in all material respects (without duplication of any materiality qualifiers as of such date), and (iii) to the effect that such officer has not become aware of any Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) that has occurred and is continuing or, if there is any such Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default), describing it and the steps, if any, being taken to cure it;
(e)Monthly Data Tape. On the dates that the financial statements under clause (a) above are delivered, a data tape in a form acceptable to Agent in its sole discretion that contains information as to the Eligible Receivables portfolio submitted as of the most recent month end. The Credit Parties shall provide a data tape to Agent promptly after the Closing Date but in no event after October 31, 2021.
(f)Other Information.
(i)Monthly Reporting Package. On the dates that the financial statements under clause (a) above are delivered, a monthly operations reporting package, in form and detail reasonably acceptable to Agent, including delinquency reports, transactional data, data reconciliation summaries, and material updates regarding the Program.
(ii)    Other. Borrower shall provide Agent and Lender with access to daily and monthly performance files with respect to the Eligible Receivable such that Agent and Lender will be able to monitor and track the performance of such Eligible Receivables. Further, the Borrower Representative shall arrange for Lender, and its designees which are reasonably acceptable to the Borrower Representative, to have read-only access to the credit, data and legal files, and bank accounts under any Bank Transaction Documents to the extent necessary to confirm the existence of Eligible Receivables including all related disbursement and payment activity.
Section 6.3Notices. Borrower agrees to deliver the following to Agent via electronic (e-mail) transmission or other written means acceptable to Agent:
(a)Collateral Information. Upon request of Agent, a certificate of one of the duly authorized officers of the Borrower Representative on behalf of Borrower (i) either confirming that there has been no change in the information set forth in the perfection certificate executed and delivered to Agent on the Closing Date since such date or the date of the most recent certificate delivered pursuant to this Section 6.3 and/or identifying such changes, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and other appropriate filings, recordings and registrations have been filed of record in each governmental, municipal and other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such certificate) to the extent necessary to effect, protect and perfect the security interests under the Security Documents for a period of not less than 18 months
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after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
(b)Auditor Reports. Promptly upon receipt thereof, copies of any reports submitted by the Credit Parties’ independent public accountants, if any, in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;
(c)Notice of Default. Promptly upon any officer of a Credit Party obtaining knowledge (i) of any condition or event that constitutes an Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) or that notice has been given to a Credit Party with respect thereto; (ii) that any Person has given any notice to the Credit Party or taken any other action with respect to any event or condition set forth in Article 8; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or chief financial officer (or other authorized executive officer performing a similar function) specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and the action(s) the Credit Parties have taken, are taking and propose to take with respect thereto;
(d)Notice of Litigation. Promptly upon any officer of a Credit Party obtaining knowledge of (i) the institution of, or nonfrivolous threat of, any adverse Proceeding against or affecting any Credit Party or any of its officers or directors not previously disclosed in writing by the Credit Parties to Agent, or (ii) any material development in any adverse Proceeding against or affecting any Credit Party or any of its officers or directors that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable Agent and Lender and their counsel to evaluate such matters;
(e)ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, the action(s) any Credit Party or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Credit Party or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;
(f)Insurance Report. Promptly upon request of Agent, a report by the Credit Parties’ insurance broker(s) in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by the Credit Parties;
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(g)Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any facility or property used by any Credit Party or which relate to any environmental liabilities of any Credit Party which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(h)Corporate Information. Fifteen (15) days’ prior written notice of any change (i) in any Credit Parties’ corporate name, (ii) in any Credit Parties’ identity or organizational structure, (iii) in any Credit Parties’ jurisdiction of organization, or (iv) in any Credit Parties’ Federal Taxpayer Identification Number or state organizational identification number (or local equivalents thereof). The Credit Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise and all other actions that are required in order for Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Agreement and other Transaction Documents;
(i)Tax Returns. Within ten (10) days following request by Agent, copies of each federal income tax return filed by or on behalf of Credit Parties, or if any one or more Credit Parties are consolidated with another entity for tax return purposes, copies of each federal income tax return filed by or on behalf of such other entity;
(j)Event of Loss. Promptly (and in any event within three (3) Business Days) notice of any claim with respect to any liability against any Credit Party that (i) is in excess of $250,000 or (ii) could reasonably be expected to result in a Material Adverse Effect;
(k)Program and Portfolio Reporting. (i) No later than the fifth (5th) Business Day after the end of each calendar week, a performance report of the Program as of the end of business on Friday of such calendar week, in form and substance reasonably acceptable to Agent and (ii) together with the delivery of the financial statements and reports pursuant to Sections 6.2(a) and (b), a summary report with respect to the Receivable portfolio of Borrower containing such information as may be reasonably requested by Agent;
(l)Bank Transaction Documents. Promptly upon receipt thereof (including receipt by an Affiliate as applicable), (i) copies of all notices of the occurrence of a “Default”, an “Event of Default” or other event described by terms of similar import under the Bank Transaction Documents or any other material notices under the Bank Transaction Documents, (ii) notice of any cure or waiver of any “Default”, “Event of Default” or other event described by terms of similar import under the Bank Transaction Documents or any reservation of rights notice, and (iii) complete copies of any amendments, consents or waivers to, or with respect to the Bank Transaction Documents; and
(m)Other Information. Promptly upon their becoming available, deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the SEC or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by any Credit Party to the public concerning material developments in the business of any Credit Party, (iv) subject to limitations imposed by applicable law, all documents and information furnished to Governmental Authorities in connection with any investigation of any
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Credit Party (other than any routine inquiry) and (v) such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Agent.
Section 6.4Rank. Subject to the relative priorities of the Note set forth in this Agreement, all Indebtedness due under the Note shall be senior in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future Indebtedness of the Credit Parties.
Section 6.5Incurrence of Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness or engage in any sale and leaseback, synthetic lease or similar transaction, other than (i) the Obligations and (ii) Permitted Indebtedness.
Section 6.6Existence of Liens. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens, other than Permitted Liens.
Section 6.7Restricted Payments. Except as otherwise permitted under Section 2.4(b)(viii), no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly,
(a)declare or pay any dividend or make any other payment or distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on account of any Credit Party’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Credit Party) or to the direct or indirect holders of any Credit Party’s Equity Interests in their capacity as such, except that:
(i)    the Credit Parties may pay dividends (A) solely in Equity Interests and (B) in cash to the holders of their Equity Interests; provided, that with respect to this clause (B), no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) has occurred and is continuing or would arise as a result of such payment; and
(ii)    Borrower may make monthly distributions of funds to Parent commencing on the fifth (5th) Business Day after the financial statements under Section 6.2(a) shall have been delivered for the applicable month; provided, that no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) has occurred and is continuing or would arise as a result of such payment:
(b)repurchase, redeem, repay, defease, retire, distribute any dividend or share premium reserve or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving any Credit Party) any Equity Interests of any Credit Party or any direct or indirect parent of any Credit Party;
(c)make any payment (including by setoff) on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Credit Party (or set aside or escrow any funds for any such purpose), except for (i) payments of principal, interest and other amounts constituting Obligations and (ii) subject to the terms of applicable subordination terms, if any, regularly scheduled non accelerated payments of principal, interest and other amounts under Permitted Indebtedness; or
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(d)pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party, except for the avoidance of doubt, a Credit Party may pay or reimburse its fair and reasonably allocated portion of advances, bonuses (including pre-funded bonuses) or stock incentives of personnel employed by Servicer who perform services for or behalf of any of the Credit Parties in the ordinary course of business.
Section 6.8Mergers; Acquisitions; Asset Sales. No Credit Party shall, without Agent’s prior written consent (which consent shall not be unreasonably withheld, conditions or delayed), (a) be a party to any merger or consolidation, or Acquisition or (b) consummate any Asset Sale other than a Permitted Disposition. Further, without the prior written consent of Agent, (i) no Credit Party shall enter into (or agree to enter into) any Division/Series Transaction and (ii) none of the provisions in this Agreement or any other Transaction Document shall be deemed to permit any Division/Series Transaction.
Section 6.9No Further Negative Pledges. No Credit Party shall enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of their properties or assets in favor of Agent as set forth under the Transaction Documents, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property or asset is given as security under the Transaction Documents, except in connection with any Permitted Liens or any document or instrument governing any Permitted Liens, provided that any such restriction contained therein relates only to the property or asset subject to such Permitted Liens (or proceeds thereof).
Section 6.10Affiliate Transactions. No Credit Party shall enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party or any of their Subsidiaries, unless such transaction is on terms that are no less favorable to such Credit Party than those that might be obtained at the time from a Person who is not an Affiliate and, unless the same shall not require payments thereunder in an amount exceeding $500,000 in the aggregate, are fully disclosed in writing to Agent prior to consummation thereof.
Section 6.11Insurance.
(a)The Credit Parties shall keep the Collateral properly housed and insured against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Credit Parties, with such companies, in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to Agent. Certificates of insurance or, if requested by Agent, original (or certified) copies of such policies of insurance have been or shall be, no later than the Closing Date, delivered to Agent, and shall contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss under such insurance policies payable to Agent, for the benefit of Lender. Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days’ written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of a Credit Party or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage. Each Credit Party hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Agent. Each Credit Party irrevocably makes, constitutes and
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appoints Agent (and all officers, employees or agents designated by Agent) as such Person’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided that if no Event of Default shall have occurred and be continuing, such Credit Party may make, settle and adjust claims involving less than $50,000 in the aggregate without Agent’s consent.
(b)The Credit Parties shall maintain, at their expense, such public liability and third-party property damage insurance as is customary for Persons engaged in businesses similar to that of the Credit Parties with such companies and in such amounts with such deductibles and under policies in such form as shall be reasonably satisfactory to Agent in light of such customs and certificates of insurance or, if requested by Agent, original (or certified) copies of such policies have been or shall be, no later than the Closing Date, delivered to Agent; each such policy shall contain an endorsement showing Agent as additional insured thereunder and providing that the insurance company shall give Agent at least thirty (30) days’ written notice before any such policy shall be altered or canceled.
(c)If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Agent, without waiving or releasing any obligation or default by the Credit Parties hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Agent reasonably deems advisable. Such insurance, if obtained by Agent, may, but need not, protect each Credit Parties’ interests or pay any claim made by or against any Credit Party with respect to the Collateral. Such insurance may be more expensive than the cost of insurance the Credit Parties may be able to obtain on their own and may be cancelled only upon the Credit Parties providing evidence that they have obtained the insurance as required above. All sums disbursed by Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute part of the Obligations due and owing hereunder, shall be payable on demand by the Credit Parties to Agent and, until paid, shall bear interest at the Default Rate.
Section 6.12Corporate Existence and Maintenance of Properties.
(a)Each Credit Party shall maintain and preserve (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect). Each Credit Party shall maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Credit Parties shall take all reasonable steps and actions from time to time reasonably necessary or desirable to preserve, protect and defend all of their rights, title and interest in, to and under each of the Bank Transaction Documents.
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(b)Borrower shall at all times be organized, maintain itself and hold itself out as a bankruptcy-remote single purpose entity. Without limiting the generality of the foregoing, Borrower shall (i) have an independent director who, among other powers and authority, shall be required to vote affirmatively before Borrower can affirmatively file for bankruptcy, and maintain its organizational documents to authorize such independent director with such powers, in each case all on terms and conditions satisfactory to Agent in its sole discretion, and (ii) comply with all factual assumptions made by Borrower’s Outside Legal Counsel’s non-consolidation opinion.
Section 6.13Non-circumvention. Each Credit Party hereby covenants and agrees that none of the Credit Parties will, by amendment of its certificate of formation, limited liability company agreement, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the other Transaction Documents, and will at all times in good faith carry out all of the provisions of this Agreement and the other Transaction Documents and take all reasonable action as may be required to protect the rights of Agent and Lender.
Section 6.14Change in Business; Change in Accounting. The Credit Parties shall not engage in any line of business other than the businesses engaged in on the Closing Date and activities reasonably incident thereto. The Credit Parties shall not (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change their Fiscal Year; method for determining fiscal quarters of any Credit Party or of any Subsidiary of any Credit Party or change their Accounting Reference Date, (c) change their name as it appears in official filings in its jurisdiction of organization or (d) change their jurisdiction of organization, in the case of clauses (c) and (d), without providing written notice to Agent no later than thirty (30) days following the occurrence of any such change.
Section 6.15U.S. Real Property Holding Corporation. None of the Credit Parties shall become a U.S. real property holding corporation or permit or cause its shares to be U.S. real property interests, within the meaning of Section 897 of the Code.
Section 6.16Compliance with Laws. No Credit Party shall fail to (a) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws and the Requirements) and (b) preserve and maintain in full force and effect all material rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business.
Section 6.17Additional Collateral. With respect to any Property acquired after the Closing Date by any Credit Party as to which Agent, for the benefit of Lender does not have a perfected Lien, such Credit Party shall promptly (i) execute and deliver to Agent, for the benefit of Lender such amendments to the Security Documents or such other documents as Agent, for the benefit of Lender deems necessary or advisable to grant to Agent, for the benefit of Lender, a security interest in such Property and (ii) take all other actions necessary or advisable to grant to Agent, for the benefit of Lender, a perfected first priority (subject to Permitted Liens) security interest in such Property including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by Agent. If at any time during the existence of an Event of Default, Agent seeks to collect or liquidate Collateral, the Credit Parties will use their best efforts to assist Agent in any such efforts, including effectuating a sale of such Collateral.
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Section 6.18Audit Rights; Field Exams; Appraisals; Meetings; Books and Records.
(a)The Credit Parties shall, upon reasonable notice and during reasonable business hours (except during the continuance of an Event of Default when no such limitations shall apply), subject to reasonable safety and security procedures, and at the Credit Parties’ sole cost and expense, permit Agent and Lender (or any of their respective designated representatives) to visit and inspect any of the properties of any Credit Party, to examine the books of account of any Credit Party (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Credit Parties and their Subsidiaries, and to be advised as to the same by their respective officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as Agent and Lender may reasonably request. In addition to the foregoing, Agent shall have the right, at the joint and several expense of the Credit Parties, to conduct a legal and/or regulatory review regarding the compliance of any Credit Parties, as well as the form of Credit Card Agreement (and any other agreements, certificates, instruments and documents related thereto), with all applicable laws, and any Credit Party shall cooperate with Agent and its internal and/or outside legal counsel or other third party advisors in such review. Except during the continuance of an Event of Default, Agent shall not exercise any of their rights pursuant to this Section 6.18(a) more than once per calendar year.
(b)The Credit Parties shall, upon reasonable notice and during reasonable business hours, subject to reasonable safety and security procedures, and at the Credit Parties’ sole cost and expense, permit Agent (or any of its designated representatives) and Lender to conduct field exams of the Collateral, all at such reasonable times and intervals as Agent may reasonably request. Except during the continuance of an Event of Default (when the following limitation shall not apply), Agent shall not exercise any of their rights pursuant to this Section 6.18(b) more than once per calendar year.
(c)The Credit Parties shall, at Agent’s request (which shall be made no more frequently than once during each calendar year unless an Event of Default shall have occurred and be continuing) and upon reasonable notice, and at the Credit Parties’ sole cost and expense, obtain an appraisal of the Collateral from an independent appraisal firm reasonably satisfactory to Agent.
(d)The Credit Parties will, upon the request of Agent, participate in a meeting of Agent and Lender twice during each Fiscal Year to be held at the Credit Parties’ corporate offices (or at such other location as may be agreed to by the Borrower Representative and Agent) at such time as may be agreed to by the Borrower Representative and Agent.
(e)The Credit Parties shall, at the Credit Parties’ sole cost and expense, make all books and records of the Credit Parties available for review electronically by Agent upon Agent’s request and subject to applicable Requirements with respect to disclosure of Customer Information.
(f)    The obligations of the Credit Parties to pay or reimburse any costs or expenses shall be subject to the limitations set forth in Section 11.1.
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Section 6.19Right of First Refusal on New Indebtedness. During the period that the Note is outstanding and for a period of nine (9) months after the date on which all principal, interest, Late Charges, Protective Advances and prepayment premiums (if applicable) are paid, if any Credit Party seeks to incur additional Indebtedness from time to time from any third-party, then in such case, Lender and Agent shall have a right of first refusal (but not an obligation) to provide up to $100,000,000 of such additional Indebtedness on the same terms and conditions as would be provided by such third-parties. The Borrower Representative will give Agent written notice (a “ROFR Notice”) describing the additional Indebtedness and the terms and conditions thereof (collectively, the “New Indebtedness Opportunity”). Agent and its designees shall have thirty (30) days from the date of Agent’s receipt of a ROFR Notice to agree to provide such additional Indebtedness pursuant to the New Indebtedness Opportunity. If Agent fails to exercise such right of first refusal within said thirty (30)-day period with respect to the New Indebtedness Opportunity, then the New Indebtedness Opportunity may be offered to such third-party upon the identical terms and conditions as are specified in the applicable ROFR Notice; provided, that in the event the New Indebtedness Opportunity has not been consummated by the applicable third-party within the one hundred twenty (120)-day period from the date of the ROFR Notice, no New Indebtedness Opportunity may be offered by the Credit Parties to any third-party without first offering such New Indebtedness Opportunity to Agent in the manner provided above. Notwithstanding the foregoing, this Section 6.19 shall automatically terminate and be of no further force or effect if during the term hereunder two (2) Qualified Funding Failures about which there is no dispute occur and each such Qualified Funding Failure is not cured within ten (10) days after the date on which Lender would have been required to fund a draw.
Section 6.20Post-Closing Obligations.
(a)The Credit Parties shall, (i) in a manner satisfactory to Agent, cooperate with and assist Agent, Lender and their respective attorneys, officers, employees, representatives, consultants and agents (each, a “Reviewing Party”) in connection with any Reviewing Party’s regulatory review and due diligence of the Credit Parties’ Program in each state or foreign jurisdiction in which any Credit Party originates or purchases Receivables (including participation interests therein), (ii) review and consider in good faith any issues raised by, or comments, recommendations or guidance from, any Reviewing Party with respect to any such lending program (such issues, comments, recommendations and guidance, collectively, the “Diligence Issues”) and (iii) within ninety (90) days (or such longer period as may be agreed to by Agent in its sole discretion) of any Credit Party’s receipt of written notice of any Diligence Issues from a Reviewing Party, resolve or address any such Diligence Issues, in each case, in a manner satisfactory to Agent;
(b)The Credit Parties shall deliver, or cause to be delivered to Agent, within twenty (20) days after the Closing Date (or such later date as shall be acceptable to Agent in its sole discretion), deposit account control agreements executed by the applicable Credit Party and each depository institution for which such Credit Party maintains deposit and other accounts, each in form and substance reasonably satisfactory to Agent in its sole discretion, covering all deposit accounts and other accounts maintained at such depository institution that are not currently subject to deposit account control agreements in favor of Agent;
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(c)The Credit Parties shall deliver, or cause to be delivered to Agent, within thirty (30) days after the Closing Date (or such later date as shall be acceptable to Agent in its sole discretion), updated insurance certificates and updated insurance endorsements with respect to the applicable Credit Parties, in each case, in form and substance reasonably satisfactory to Agent and evidencing the insurance policies and endorsements thereto required to be maintained in accordance with Section 6.11; and
(d)Within ninety (90) days after the Closing Date, Borrower shall appoint a Backup Servicer and enter into a Backup Servicing Agreement that satisfies the requirements set forth in Section 6.27.
Section 6.21Use of Proceeds. The Credit Parties will use the proceeds from the sale of (a) the Note solely for Borrower to purchase Receivables or participation interests in Receivables under, and in accordance with, the CCB Participation Agreement that are Eligible Receivables and (b) subject to excess availability under this facility, to transfer funds as permitted under this Agreement; provided, however, within six (6) Business Days after the Closing Date Borrower shall be permitted to transfer up to $25,000,000 of the initial draw under the Note to Parent for payment to ECI in satisfaction of the intercompany debt of Parent to ECI incurred in funding transactions under the CCB Participation Agreement prior to the date hereof.
Section 6.22Fees, Costs and Expenses. The Credit Parties, on behalf of themselves and the other Credit Parties, shall jointly and severally reimburse Lender or its designee(s) for reasonable and documented costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith), subject to the limitations set forth in Section 11.1, which amounts shall be paid by the Credit Parties to Agent, for the benefit of itself and Lender, on the Closing Date. In addition, the Credit Parties shall, within five (5) Business Days of receiving a request from Agent therefor, reimburse Agent for any additional reasonable legal fees incurred post-closing in connection with perfecting Agent’s security interests and any additional filing or recording fees in connection therewith. The Credit Parties shall be responsible for the payment of, and shall pay, any placement agent’s fees, financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby, and shall hold Agent and Lender harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.
Section 6.23Modification of Organizational Documents and Certain Documents. The Credit Parties shall not, without the prior written consent of Agent, (i) permit the charter, by-laws or other organizational documents of any Credit Party, or any Material Contract, to be amended or modified, (ii) amend, supplement, or waive any material rights, claims or remedies under, any Credit Card Agreements, as applicable, except with respect to a settlement or charge off thereunder in the ordinary course of business, (iii) amend, supplement or otherwise modify any Bank Transaction Documents, or waive any material rights, claims or remedies under any Bank Transaction Documents except with respect to a settlement or charge off thereunder in the ordinary course of business or (iv) amend, supplement or otherwise modify the CCB Participation Agreement, or waive any material rights, claims or remedies under the CCB Participation Agreement except with respect to a settlement or charge off thereunder in the ordinary course of business. Prior written consent of Agent under this paragraph shall not be required with respect to an amendment, supplement, modification, or waiver if, but only to the extent, the applicable Credit Party determines such action is necessary to comply with a
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Requirement and, in connection therewith, the applicable Credit Party delivers commercially reasonable prior notice of the proposed amendment, supplement, modification, or waiver to Agent together with documentation supporting such Credit Party’s determination regarding the necessity of complying with a Requirement.
Section 6.24Joinder. The Credit Parties shall notify Agent in writing within the earlier of: (i) thirty (30) days of the formation or acquisition of any Subsidiaries; or (ii) the making or purchase of any Receivables (or participation interests therein) by any such newly formed or acquired Subsidiaries. For any Subsidiaries formed or acquired after the Closing Date, the Credit Parties shall at their own expense, within the time period set forth in the immediately preceding sentence, cause each such Subsidiary to execute an instrument of joinder in the form attached hereto as Exhibit G (a “Joinder Agreement”), obligating such Subsidiary to any or all of the Transaction Documents deemed necessary or appropriate by Agent and cause the applicable Person that owns the Equity Interests of such Subsidiary to pledge to Lender 100% of the Equity Interests owned by it of each such Subsidiary formed or acquired after the Closing Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby. Compliance with this Section 6.24 shall not excuse any violation of Section 6.8 for failing to obtain Lender’s prior consent to a merger, consolidation or Acquisition.
Section 6.25Investments. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:
(a)Cash Equivalent Investments, to the extent Agent has a first priority security interest therein;
(b)bank deposits in the ordinary course of business, to the extent Agent has a first priority security interest therein;
(c)Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(d)Investments owned by the Credit Parties on the Closing Date as set forth on Schedule 6.25; and
(e)Investments made by Borrower constituting the acquisition of participation interests in Eligible Receivables.
Section 6.26Further Assurances. At any time or from time to time upon the request of Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purposes of the Transaction Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by all Subsidiaries of the Credit Parties and secured by substantially all of the assets of the Credit Parties.
Section 6.27Backup Servicer. At any time or from time to time upon the request of Agent, including without limitation as may be required under this Agreement, Borrower shall appoint, at Borrower’s sole expense, a Backup Servicer that is satisfactory to Agent in Agent’s sole discretion and shall enter into a Backup Servicing Agreement that is satisfactory (including with respect to the Credit
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Parties’ obligations to cooperate with such Backup Servicer and provide any data and other information and documents, including data tapes, to such Backup Servicer to allow Backup Servicer to perform its duties) to Agent in Agent’s sole discretion. Borrower’s obligations under this Section 6.27 expressly include obtaining any necessary or appropriate consents from or other agreements with CCB or any other party, if and as applicable, in order to fully effectuate the appointment of the Backup Servicer as contemplated herein.
ARTICLE 7
GUARANTY
Section 7.1Guaranty. Each Credit Party, jointly and severally, hereby absolutely and unconditionally guarantees to Agent, Lender and their respective successors and assigns the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations. Each Credit Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article 7 shall not be discharged until payment and performance, in full, of the Obligations under the Transaction Documents has occurred and all commitments (if any) to lend hereunder have been terminated, and that its obligations under this Article 7 shall be absolute and unconditional, irrespective of, and unaffected by:
(a)the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which any Credit Party is or may become a party;
(b)the absence of any action to enforce this Agreement (including this Article 9) or any other Transaction Document or the waiver or consent by Agent or Lender with respect to any of the provisions thereof;
(c)the Insolvency of any Credit Party; or
(d)any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Each Credit Party shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations guaranteed hereunder.
Section 7.2Waivers by Credit Parties. Each Credit Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lender to marshal assets or to proceed in respect of the obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the obligations under the Transaction Documents before proceeding against, or as a condition to proceeding against, such Credit Party. It is agreed among each Credit Party that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Transaction Documents and that, but for the provisions of this Article 7 and such waivers, Agent and Lender would decline to enter into this Agreement.
Section 7.3Benefit of Guaranty. Each Credit Party agrees that the provisions of this Article 7 are for the benefit of Agent, Lender and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party, on the one hand, and
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Agent and Lender, on the other hand, the obligations of such other Credit Party under the Transaction Documents.
Section 7.4Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, each Credit Party hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Credit Party acknowledges and agrees that this waiver is intended to benefit Agent and Lender and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Article 7, and that Agent and Lender and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7.4.
Section 7.5Election of Remedies. If Agent or Lender may, under applicable law, proceed to realize their benefits under any of the Transaction Documents, Agent or Lender may, at their sole option, determine which of their remedies or rights they may pursue without affecting any of their rights and remedies under this Article 7. If, in the exercise of any of their rights and remedies, any of Agent or Lender shall forfeit any of their rights or remedies, including their right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by Agent, or Lender, as applicable, and waives any claim based upon such action, even if such action by Agent or Lender shall result in a full or partial loss of any rights of subrogation that any Credit Party might otherwise have had but for such action by Agent or Lender. Any election of remedies that results in the denial or impairment of the right of Agent or Lender to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations under the Transaction Documents.
Section 7.6Limitation. Notwithstanding any provision herein contained to the contrary, each Credit Party’s liability under this Article 7 (which liability is in any event in addition to amounts for which a Credit Party is primarily liable under the Transaction Documents) shall be limited to an amount not to exceed as of any date of determination the greater of:
(a)the net amount of all amounts advanced to such Credit Party under this Agreement or otherwise transferred to, or for the benefit of, such Credit Party (including any interest and fees and other charges); and
(b)the amount that could be claimed by Agent and Lender from such Credit Party under this Article 7 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
Section 7.7Liability Cumulative. The liability of each Credit Party under this Article 7 is in addition to and shall be cumulative with all liabilities of each other Credit Party to Agent and Lender under this Agreement and the other Transaction Documents to which such Credit Party is a party or in respect of any Obligations under the Transaction Documents or obligation of the other Credit Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
Section 7.8Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Credit Parties under this Agreement is stayed upon the insolvency, bankruptcy or
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reorganization of any of the Credit Parties, then all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Credit Parties hereunder forthwith on demand by Agent.
Section 7.9Benefit to Credit Parties. All of the Credit Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person. Each Credit Party will derive substantial direct and indirect benefit from the purchase and sale of the Note hereunder.
Section 7.10Indemnity. Each Credit Party irrevocably and unconditionally jointly and severally agrees with Agent and Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify Agent and/or Lender, as applicable, immediately on demand against any cost, loss or liability it incurs as a result of Borrower or other Credit Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by a Credit Party under this indemnity will not exceed the amount it would have had to pay under this Article 7 if the amount claimed had been recoverable on the basis of a guarantee.
Section 7.11Reinstatement. If any discharge, release or arrangement (whether in respect of the Obligations or any security for those Obligations or otherwise) is made by Agent and/or Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Credit Party under this Article 7 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
Section 7.12Intent. Without prejudice to any other provision of this Article 7, each Credit Party expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Transaction Documents and/or any facility or amount made available under any of the Transaction Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any reasonable and invoiced fees, costs and/or expenses associated with any of the foregoing.
Section 7.13General. Notwithstanding anything to the contrary set forth herein, the provisions of this Article 7 shall not be construed to (a) permit Agent or Lender to amend or otherwise modify this Agreement or the Obligations in a manner that would otherwise require the consent of Borrower pursuant to the express terms of this Agreement or (b) constitute a waiver by Borrower of its rights or defenses under this Agreement in Borrower’s capacity as Borrower hereunder.
ARTICLE 8
RIGHTS UPON EVENT OF DEFAULT
Section 8.1Event of Default. Each of the following events shall constitute an “Event of Default”:
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(a)any Credit Parties’ failure to pay to Agent and/or Lender any amount of (i) principal or redemptions when and as due under this Agreement or any Note (including, without limitation, the Credit Parties’ failure to pay any redemption payments or amounts hereunder or under any Note) or any other Transaction Document, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby or (ii) interest (including interest calculated at the Default Rate), Late Charges, or other amounts (other than principal or redemptions) within five (5) days after the same shall become due under this Agreement or any Note or any other Transaction Document, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;
(b)any default occurs and is continuing under (subject to any applicable grace periods), or any redemption of or acceleration prior to maturity of, any Indebtedness (other than the Obligations) of any Credit Party in excess of $100,000; provided, that, in the event that any such default or acceleration of indebtedness is cured or rescinded by the holders thereof prior to acceleration of the Note, no Event of Default shall exist as a result of such cured default or rescinded acceleration;
(c)(i) any Credit Party or ECI pursuant to or within the meaning of Title 11, U.S. Code (the “Bankruptcy Code”) or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (C) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) for all or a substantial part of its property, (D) makes a general assignment for the benefit of its creditors, or (E) is generally unable to pay its debts as they become due; (ii) the Credit Parties and ECI, taken as a whole, become Insolvent or (iii) the board of directors (or similar governing body) of any Credit Party or ECI (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this Section 8.1(c) or Section 8.1(d);
(d)any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction in which a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within sixty (60) days after the entry thereof, and (B) is for relief against any Credit Party or ECI in an involuntary case, (ii) appoints a Custodian over all or a substantial part of the property of any Credit Party or ECI and such appointment continues for sixty (60) days, (iii) orders the liquidation of any Credit Party or ECI, or (iv) issues a warrant of attachment, execution or similar process against any substantial part of the property of any Credit Party or ECI;
(e)a final judgment or judgments for the payment of money in excess of $50,000 individually or $100,000 in aggregate, or that otherwise could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect are rendered against any Credit Party, which judgments are not, within fifteen (15) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within fifteen (15) days after the expiration of such stay, unless (in the case of a monetary judgment) such judgment is covered by third-party insurance, so long as the applicable Credit Party provides Agent a written statement from such insurer (which written statement shall be reasonably satisfactory to Agent) to the effect that such judgment is covered by insurance and such Credit Party will receive the proceeds of such insurance within fifteen (15) days following the issuance of such judgment;
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(f)any Credit Party breaches any covenant, or other term or condition of any Transaction Document, any other agreement with Agent or Lender, except in the case of a breach of a covenant or other term or condition of any Transaction Document (other than Sections 6.1(a), 6.1(b), 6.1(f), 6.1(g), 6.1(h), 6.2, 6.3(c), 6.4 through 6.11, 6.13, 6.14, 6.16, 6.17, 6.18, 6.20, 6.21, 6.23 and 6.25) which is curable, only if such breach continues for a period of thirty (30) days after the earlier to occur of (A) the date upon which an executive officer of any Credit Party becomes aware of such default and (B) the date upon which written notice thereof is given to the Borrower Representative by Agent; and a breach addressed by the other provisions of this Section 8.1; provided, the foregoing notwithstanding, the Credit Parties shall be afforded a grace period of five (5) Business Days, exercisable no more than an aggregate of twice per year during the term of this Agreement, with regard to the delivery requirements set forth in Section 6.2;
(g)[Reserved];
(h)any representation or warranty made by any Credit Party herein or in any other Transaction Document is breached or is false or misleading, each in any material respect;
(i)(i) the written rescindment or repudiation by any Credit Party of any Transaction Document or any of its obligations under any Transaction Document, or (ii) any Transaction Document or any material term thereof shall cease to be, or is asserted by any Credit Party not to be, a legal, valid and binding obligation of any Credit Party enforceable in accordance with its terms;
(j)any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated (except to Permitted Liens to the extent expressly permitted under the Transaction Documents) or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, first priority perfected Lien (to the extent that any Transaction Document obligates the parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are permitted by the terms of the Transaction Documents to have priority) in the Collateral (except as expressly otherwise provided under and in accordance with the terms of such Transaction Document);
(k)any material provision of any Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over such Credit Party, seeking to establish the invalidity or unenforceability thereof, or any Credit Party shall deny that it has any liability or obligation purported to be created under any Transaction Document;
(l)the occurrence and continuation of any breach of the CCB Participation Agreement or any other Bank Transaction Document, which such breach is not cured during the applicable cure period or, the termination of the CCB Participation Agreement or any other Bank Transaction Document for any reason;
(m)the occurrence and continuation of any breach of the Servicing Agreement which is not cured during the applicable cure period or, upon the termination of the servicer, a replacement services does not assume the obligations of servicer within thirty (30) days thereafter;
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(n)the occurrence and continuation of (i) any event which could reasonably be expected to have a Material Adverse Effect with respect to any Credit Party or CCB or (ii) a Federal or Multi-State Force Majeure Event;
(o)(i) any Credit Party liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course; or (ii) the authority or ability of any Credit Party or Subsidiary of any Credit Party to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Credit Party, any of their Subsidiaries or any of their respective assets;
(p)(i) the occurrence of one or more ERISA Events which individually or in the aggregate result(s) in or could reasonably be expected to result in liability of the Credit Parties in excess of $100,000 during the term hereof; or (ii) the existence of any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; or
(q)any default or event of default (monetary or otherwise) by a Credit Party shall occur with respect to any Material Contract, which if curable has not been cured in accordance with the provisions of the applicable Material Contract and that could have a Material Adverse Effect.
Section 8.2Termination of Commitment and Acceleration Right.
(a)Promptly after the occurrence of an Event of Default, the Borrower Representative shall deliver written notice thereof via email, facsimile and overnight courier (an “Event of Default Notice”) to Agent. At any time after the earlier of Agent’s receipt of an Event of Default Notice and Agent becoming aware of an Event of Default which has not been cured or waived, (i) Agent may declare all or any portion of the Commitment to fund additional draws under the Note to be suspended or terminated by delivering written notice thereof (an “Event of Default Commitment Suspension or Termination Notice”) to the Borrower Representative, which Event of Default Commitment Suspension or Termination Notice shall indicate the portion of the Commitment that Agent is suspending or terminating, whereupon such Commitment shall forthwith be suspended or terminated, and/or (ii) Agent may require Borrower to redeem all or any portion of the Note (an “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Borrower Representative, which Event of Default Redemption Notice shall indicate the portion(s) of the Note that Agent is requiring Borrower to redeem, whereupon a corresponding portion of the Commitment shall forthwith be terminated effective upon the date of such Event of Default Redemption Notice; provided, that upon the occurrence of any Event of Default described in Section 8.1(c) or Section 8.1(d), and without any action on behalf of Agent or Lender, the Commitment, in whole, shall automatically be terminated and the Note shall automatically be redeemed by Borrower. The Note is subject to redemption by Borrower pursuant to this Section 8.2 shall be redeemed by Borrower at a price equal to the outstanding principal amount of the Note, plus accrued and unpaid interest, accrued and unpaid Late Charges, and all other amounts due under the Transaction Documents (the “Event of Default Redemption Price”).
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(b)In the case of an Event of Default Redemption, Borrower shall deliver the applicable Event of Default Redemption Price to Agent within five (5) Business Days after the Borrower Representative’s receipt of the Event of Default Redemption Notice. In the case of an Event of Default Redemption of less than all of the principal amount of the Note, Borrower shall promptly cause to be issued and delivered to Lender a new Note (in accordance with Section 2.7) representing the portion of the Commitment that has not been terminated as a result of such redemption.
Section 8.3Consultation Rights. Without in any way limiting any remedy that Agent or Lender may have, at law or in equity, under any Transaction Document (including under the foregoing provisions of this Article 8) or otherwise, upon the occurrence and during the continuance of any Event of Default, upon the request of Agent, the Credit Parties shall hire or otherwise retain a consultant, advisor or similar Person acceptable to Agent to advise the Credit Parties with respect to their business and operations.
Section 8.4Other Remedies. The remedies provided herein and in the Note shall be cumulative and in addition to all other remedies available under any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit Agent’s or Lender’s right to pursue actual damages for any failure by the Credit Parties to comply with the terms of this Agreement, the Note and the other Transaction Documents. Amounts set forth or provided for herein and in the Note with respect to payments and the like (and the computation thereof) shall be the amounts to be received by Agent and/or Lender and shall not, except as expressly provided herein, be subject to any other obligation of the Credit Parties (or the performance thereof). Each of the Credit Parties acknowledges that a breach by it of its obligations hereunder and under the Note and the other Transaction Documents will cause irreparable harm to Agent and Lender and that the remedy at law for any such breach may be inadequate. The Credit Parties therefore agree that, in the event of any such breach or threatened breach, Agent and Lender shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
Section 8.5Application of Proceeds.
(a)Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any other Credit Party of all or any part of the Obligations, and, as between the Credit Parties on the one hand and Agent on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable (subject to clause (b) below) notwithstanding any previous application by Agent.
(b)Following the occurrence and during the continuance of an Event of Default, any and all voluntary and mandatory, payments, prepayments or redemptions made in respect of the Obligations shall be delivered to Agent and shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Transaction Documents or the Collateral; second, to accrued and unpaid interest on the Note; and third, to the principal amount of the Note then due and owing.
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(c)Any payments, prepayments or proceeds of Collateral received by Lender that were not permitted to be made under this Agreement or were not applied as required under this Agreement shall be promptly paid over to Agent for application under Section 8.5(b). Any balance remaining after giving effect to the applications set forth in this Section 8.5 shall be delivered to Borrower Representative or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
ARTICLE 9
BANKRUPTCY MATTERS
    In the event of any Insolvency Proceeding involving a Credit Party or the liquidation or dissolution of a Credit Party, this Agreement shall be applicable both before and after the filing of any Insolvency Proceeding, including, without limitation, any case or proceeding of the type described in Sections 8.1(c) or 8.1(d), and all converted or succeeding cases in respect thereof, and all references herein to any Credit Party shall be deemed to apply to the trustee for such Credit Party and such Credit Party as a debtor-in-possession. The relative rights of Lender including, without limitation, in respect of (a) any Collateral or proceeds thereof and (b) the order of application of all payments in respect of Obligations, shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by, any Credit Party. This Agreement shall be enforceable in any Insolvency Proceeding in accordance with its terms. In furtherance of the foregoing, any payment or distribution which is payable or deliverable in such Insolvency Proceeding in respect of the Note, whether in cash, securities, or other property, shall be paid or delivered in accordance with the terms of this Agreement, and all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises are each irrevocably authorized, empowered and directed to effect all such payments and deliveries.
ARTICLE 10
AGENCY PROVISIONS
Section 10.1Appointment. Lender hereby irrevocably designates and appoints Agent as the administrative agent and collateral agent of Lender under this Agreement and the other Transaction Documents for the term hereof (and Agent hereby accepts such appointment), and Lender irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Transaction Documents, Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Transaction Documents or otherwise exist against Agent. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority (to the exclusion of Lender), and is hereby authorized, to (a) act as the disbursing and collecting agent for Lender with respect to all payments and collections arising in connection with the Transaction Documents (including in any proceeding described in Sections 8.1(c) or 8.1(d) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Transaction Document to Lender is hereby authorized to make such payment to Agent, (b) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lender with respect to any Obligation in any proceeding described in Sections 8.1(c) or 8.1(d) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (c) act as collateral agent for itself and Lender for purposes of the
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perfection of all Liens created by such agreements and all other purposes stated therein, (d) manage, supervise and otherwise deal with the Collateral, (e) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Transaction Documents, (f) except as may be otherwise specified in any Transaction Document, exercise all remedies given to Agent and Lender with respect to the Credit Parties and/or the Collateral, whether under the Transaction Documents, applicable Requirements or otherwise and (g) execute any amendment, consent or waiver under the Transaction Documents on behalf of Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs Lender to act as collateral sub-agent for Agent and Lender for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalent Investments held by, Lender, and may further authorize and direct the Lender to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Sections 10.5 and 10.9 shall apply to any collateral sub-agent described in the proviso to the immediately preceding sentence and its Related Parties in connection with their respective actions and activities described therein. Any reference to Agent in this Agreement or the other Transaction Documents shall be deemed to refer to Agent solely in its capacity as Agent and not in its capacity, if any, as Lender. Under the Transaction Documents, Agent (a) is acting solely on behalf of Agent and Lender, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Transaction Document to refer to Agent, which terms are used for title purposes only, (b) is not assuming any obligation under any Transaction Document other than as expressly set forth therein or any role as agent (except as expressly set forth in this Agreement and the other Transaction Documents), fiduciary or trustee of or for any Lender or any other Person and (c) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Transaction Document, and Lender, by accepting the benefits of the Transaction Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (a) through (c) of this sentence.
Section 10.2Binding Effect. Lender, by accepting the benefits of the Transaction Documents, agrees that (a) any action taken by Agent in accordance with the provisions of the Transaction Documents, (b) any action taken by Agent in reliance upon the instructions of Lender and (c) the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lender.
Section 10.3Use of Discretion. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (a) under any Transaction Document or (b) pursuant to instructions Lender, when expressly required hereby. Notwithstanding the foregoing, Agent shall not be required to take, or to omit to take, any action (a) unless, upon demand, Agent receives an indemnification satisfactory to it from Lender (or, to the extent applicable and acceptable to Agent, any other Person) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any of its Related Parties or (b) that is, in the opinion of Agent or its counsel, contrary to any Transaction Document or applicable Requirement. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Transaction Documents for the benefit of Lender; provided, that the foregoing shall not prohibit (a) Agent from
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exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Transaction Documents, (b) Lender from exercising setoff rights in accordance with Section 11.16 or (c) Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law.
Section 10.4Delegation of Duties. Agent may execute any of its respective duties under this Agreement or the other Transaction Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by Agent with reasonable care.
Section 10.5Exculpatory Provisions. Neither Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to Lender for any recitals, statements, representations or warranties made by the Credit Parties or any of their Subsidiaries or any officer thereof contained in this Agreement, the other Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or the other Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of the Credit Parties or any of their Subsidiaries to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Transaction Document, or to inspect the properties, books or records of the Credit Parties or any of their Subsidiaries.
Section 10.6Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by Agent. Agent may deem and treat the payee of the Note as the owner thereof for all purposes unless Agent shall have actual notice of any transferee. Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Transaction Documents unless it shall first receive such advice or concurrence of Lender as it deems appropriate, if any, or it shall first be indemnified to its satisfaction by Lender against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). Without limiting the foregoing, Agent:
(a)shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of Lender or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);
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(b)shall not be responsible to Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Transaction Document; and
(c)makes no warranty or representation, and shall not be responsible, to Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Party of any Credit Party in connection with any Transaction Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Transaction Documents;
and, for each of the items set forth in clauses (a) through (c) above, Lender and Credit Party hereby waives and agrees not to assert (and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.
Section 10.7Notices of Default.
(a)    Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Transaction Document unless it has received notice of such Event of Default in accordance with the terms hereof or thereof or notice from Lender or Borrower referring to this Agreement or the other Transaction Documents describing such Event of Default and stating that such notice is a “notice of default.” If Agent receives such a notice, then it shall promptly give notice thereof to Lender. Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of Lender, except to the extent that other provisions of this Agreement or the other Transaction Documents expressly require that any such action be taken or not be taken only with the consent and authorization or upon the request of Lender.
Section 10.8Non Reliance on Agent. Lender expressly acknowledges that neither Agent nor any of its respective officers, directors, employees, agents, attorneys in fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by Agent hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by Agent to Lender. Lender represents that it has made and will continue to make, independently and without reliance upon Agent, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to Lender by Agent hereunder or under the other Transaction Documents, Agent shall not have any duty or responsibility to provide Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of Agent or any of its respective officers, directors, employees, agents, attorneys in fact, Subsidiaries or Affiliates.
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Section 10.9Indemnification. Lender hereby agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Note) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, the other Transaction Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that Lender shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. The agreements in this Section 10.9 shall survive the payment of the Note and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.
Section 10.10Resignation or Removal of Agent; Successor Agent. Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to Lender and Borrower and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder. If Agent becomes subject to an insolvency proceeding under Bankruptcy Law that is not dismissed within sixty (60) days after commencement thereof or ceases to operate its business as a going concern, Lender may, upon 20 days’ prior written notice, remove Agent and, thereafter, the removed Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation or removal, Lender shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Lender, then Agent may, on behalf of Lender, appoint a successor Agent reasonably acceptable to Borrower (so long as no Event of Default has occurred and is continuing) and, in the case of a removal of Agent, reasonably acceptable to Lender. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring or removed Agent, as applicable. After any retiring Agent’s resignation hereunder as Agent or any removed Agent’s removal hereunder as Agent, as the case maybe, the provisions of this Section 10.10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation or a removed Agent’s receipt of a notice of removal, as applicable, the retiring Agent’s resignation or the removed Agent’s removal, as the case may be, shall nevertheless thereupon become effective and Lender shall perform all of the duties of Agent hereunder until such time, if any, as Lender appoints a successor agent as provided for above.
Section 10.11Reimbursement by Lender. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 11.1 or Section 11.12 to be paid by it to Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, then Lender shall pay to Agent (or any such sub agent) or such Related Party, as the case may be, such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Agent in connection with such capacity.
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Section 10.12Withholding. To the extent required by any Requirement, Agent may withhold from any payment to Lender under a Transaction Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to Lender under a Transaction Document, any applicable withholding tax that was required to be withheld from any prior payment to Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from Lender under this Section 10.12.
Section 10.13Release of Collateral or Credit Parties. Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) any Lien held by Agent for the benefit of Lender against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Transaction Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to this Agreement after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon clause (xiii) of the definition of Permitted Liens and (iii) all of the Collateral and all Credit Parties, upon (A) indefeasible payment in full in cash of the Obligations (other than any indemnity obligations of any Credit Party under the Transaction Documents that satisfy all of the following conditions: (X) such indemnity obligations are not then due and payable and (Y) such indemnity obligations are obligations for which any events or claims that would give rise thereto are not then pending) under the Transaction Documents and termination of the Transaction Documents (including all commitments (if any) to lend hereunder) and (B) to the extent requested by Agent, receipt by Agent and Lenders of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.
ARTICLE 11
MISCELLANEOUS
Section 11.1Payment of Expenses. The Credit Parties shall reimburse Agent and Lender on demand for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Agent and Lender in connection with (i) the investigation, development, preparation, negotiation, execution, interpretation or administration of, any modification of any term of, this Agreement and any other Transaction Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, and any other transactions between the Credit Parties and Agent and Lender including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs and environmental audit or review (including due diligence review) costs; provided, that the aggregate amount of such cost and expenses which shall be required to be reimbursed under this Agreement and the other Transaction Documents with regard to all matters through and including the Closing Date shall not exceed $200,000; (ii) the collection, protection or enforcement of any rights in or
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to the Collateral; (iii) the collection of any Obligations; (iv) the administration and enforcement of Agent’s and Lender’s rights under this Agreement or any other Transaction Document (including, without limitation, any costs and expenses of any third party provider engaged by Agent or Lender for such purposes, and any costs and expenses incurred in connection with the forbearance of any of the rights and remedies of Agent and Lender hereunder); (v) any refinancing or restructuring of the Note whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; (vi) the assignment, transfer or syndication of the Note; and (vii) any liability for any Non-Excluded Taxes, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by Agent and/or Lender), that may be payable in connection with the purchase of the Note contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, in no event shall the Credit Parties be obligated to pay or reimburse Agent and/or Lender for any costs or expenses related to the ongoing and ordinary administration of the Loan (including independent compliance or collateral audits, administration and monitoring expenses) incurred by Agent and/or Lender which are in excess of $40,000 in any calendar year; provided that, for purposes of clarification, the foregoing limitation shall not apply to expenses (i) incurred by Lender or Agent following the occurrence of an Event of Default or default which results in an Event of Default within thirty (30) days), including legal fees incurred by Agent or Lender in connection with such Event of Default or default which results in an Event of Default within thirty (30) days), (ii) related to or arising from a request or similar action initiated by Borrower, and (iii) any extraordinary event regardless of whether expressly contemplated herein (by way of example but not limitation, a Permitted Redemption) or arising outside the scope of this Agreement but affecting Borrower, Lender or Agent under or related to this Agreement (by way of example but not limitation, any action involving CCB). The Credit Parties shall also pay all normal service charges with respect to all accounts maintained by the Credit Parties with Lender and any additional services requested by the Credit Parties from Lender. All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Credit Parties to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to the Note hereunder. Without limiting the foregoing, if (a) the Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or Lender otherwise takes action to collect amounts due under the Note or to enforce the provisions of this Agreement or such Note or (b) there occurs any bankruptcy, reorganization, receivership of any Credit Party or other proceedings affecting creditors’ rights and involving a claim under this Agreement or the Note, then the Credit Parties shall pay the costs incurred by Lender for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Law).
Section 11.2Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of
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process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.3Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or .pdf signature.
Section 11.4Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
Section 11.5Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
Section 11.6Entire Agreement; Amendments.
(a)This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between Agent, Lender, the Credit Parties, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Credit Parties or Agent or Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement, the Note or any of the other Transaction Documents may be amended or waived other than by an instrument in writing signed by the Credit Parties and Agent (provided, that no amendment or waiver hereof shall (a) increase or extend the Commitment, (b) extend the Maturity Date of the Note or postpone or delay any date fixed for the scheduled payment of principal or any payment of interest, fees or other amounts (other than principal) due to Lender (it being agreed that, for purposes of clarification, mandatory redemptions pursuant to Section 2.3(b) may be postponed, delayed, reduced, waived or modified in accordance with Section 2.3(d) or otherwise with the consent of Agent), (c) decrease the amount or rate of interest (it being agreed that waiver of the Default Rate shall only require the consent of Agent), principal or other amounts payable hereunder or under any Note or forgive or waive any such payment (it being agreed that mandatory redemptions pursuant to Section 2.3(b) may be postponed, delayed, reduced, waived or modified in accordance with Section 2.3(d) or otherwise with the consent of Agent), (d) change Sections 2.1(b) or 8.5(b), (e) discharge any Credit Party from its respective payment Obligations under the Transaction Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Transaction Documents), or (f) to effect any change as contemplated in Section 11.6(b) so long as an applicable notice thereunder has been
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delivered. None of the Credit Parties has, directly or indirectly, made any agreements with Agent or Lender relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, each of the Credit Parties confirms that, except as set forth in this Agreement, none of Agent or Lender has made any commitment or promise or has any other obligation to provide any financing to the Credit Parties or otherwise.
(b)Lender may reclassify any state as an “Approved State”, “Restricted ([***]%) State”, “Restricted ([***]%) State”, or “Excluded State” from time to time upon thirty (30) days prior written notice to Borrower following any change in law or regulation, including the enforcement thereof, that materially and, in the case of reclassifying a state in a more restrictive manner, adversely affects the regulatory risk associated with credit card transactions, the sale of Receivables pursuant to the CCB Participation Agreement, or the credit card program contemplated under the Bank Transaction Documents in the applicable state. Notwithstanding the foregoing, Lender shall not be permitted to reclassify any (i) Restricted ([***]%) State as a Restricted ([***]%) State or as an Excluded State or (ii) Restricted ([***]%) State as an Excluded State.
Section 11.7Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or e-mail (provided, confirmation of receipt is verified by return email from the receiver or by other written means); or (c) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:
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If to any of the Credit Parties:
c/o Elevate Credit, Inc.
4150 International Plaza, Suite 300
Fort Worth, Texas 76109
Attention:	Chief Executive Officer
Facsimile:	[***]
Email:	[***]

with a copy (for informational purposes only) to:
Coblentz Patch Duffy & Bass LLP
One Montgomery Street, Suite 3000
San Francisco, California 94104
Telephone:	[***]
Facsimile:	[***]
Attention:	[***]
Email:	[***]

If to Agent:
Park Cities Asset Management, LLC
8214 Westchester Drive, Suite 910
Dallas, Texas 75225
Telephone:	[***]
Facsimile:	[***]
Attention:	[***]
Email:	[***]

with a copy (for informational purposes only) to:
Wick Phillips Gould & Martin LLP
3131 McKinney Avenue, Suite 500
Dallas, Texas 75204
Telephone:	[***]
Facsimile:	[***]
Attention:	[***]
Email:	[***]

If to Lender, to its address, facsimile number and e-mail address set forth on Schedule 1.1, with copies to such Lender’s representatives as set forth on Schedule 1.1, or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt
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by facsimile or receipt from an overnight courier service in accordance with clauses (a), (b) or (c) above, respectively.
Section 11.8Successors and Assigns; Participants. Except as expressly set forth herein, none of the parties shall assign this Agreement or any of their rights or obligations hereunder without the prior written consent of Agent, Lender and the Borrower Representative; provided that Agent or Lender may assign this Agreement any of its respective rights and obligations, in whole or in part, without any such consent (a) to any third party at any time during the continuance of an Event of Default, (b) to any entity which is controlled by or under common control with either Lender or Agent or (c) to Lender’s lender; provided, however, such party shall provide written notice of such assignment as soon as reasonably practicable following such assignment. Subject to the foregoing provisions of this Section 11.8, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.
Section 11.9No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
Section 11.10Survival. The representations, warranties, agreements and covenants of the Credit Parties and Lender contained in the Transaction Documents shall survive the Closing.
Section 11.11Further Assurances. Each Credit Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
Section 11.12Indemnification. In consideration of Agent’s and Lender’s execution and delivery of the Transaction Documents and acquisition of the Note hereunder and in addition to all of the Credit Parties’ other obligations under the Transaction Documents, the Credit Parties shall jointly and severally defend, protect, indemnify and hold harmless Agent, Lender, each of their respective Affiliates and all of their respective stockholders, equity holders, partners, members, managers, investment managers, officers, directors, employees, principals, advisory board members, and direct or indirect investors and any of the foregoing Persons’ predecessors, successors or assigns (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by any Credit Party in this Agreement, any other Transaction Documents, any Bank Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of any Credit Party contained in this Agreement, any other Transaction Documents, any Bank Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) the present or former status of any Credit Party as a U.S. real property holding corporation for federal income tax purposes within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, if applicable, (d) the Program and the Requirements and transactions otherwise contemplated by or further described in the Transaction Documents or any Bank Transaction Documents, including, without limitation, as a result of any litigation or administrative proceeding before any court or governmental or
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administrative body presently pending or threatened against any Indemnitee as a result of or arising from the foregoing, (e) the imposition of any Non-Excluded Taxes imposed on amounts payable under the Transaction Documents paid by such Indemnitee and any liabilities arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally asserted, (f) any improper use or disclosure or unlawful use or disclosure of Customer Information by a Credit Party or (g) any action, cause of action, suit, claim, demand, request for documents and/or information, regulatory review, subpoena, investigation, inquiry, civil investigatory demand, litigation or proceeding brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of any Credit Party) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Documents, any Bank Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Note, or (iii) the status of such Lender as a lender to Borrower pursuant to the transactions contemplated by the Transaction Documents or any Bank Transaction Documents. To the extent that the foregoing undertakings by the Credit Parties may be unenforceable for any reason, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. No Credit Party shall assert, and each waives, any claim against the Indemnitees on any theory of liability for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Agreement of any of the other Transaction Documents or the transactions contemplated hereby or thereby. The agreements in this Section 11.12 shall survive the payment of the Obligations and the termination of the Commitment, this Agreement and the other Transaction Documents and the Bank Transaction Documents. For the avoidance of doubt, the obligations and agreements of the Credit Parties under this Section 11.12 shall constitute “Obligations” hereunder and the other Transaction Documents.
Section 11.13No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
Section 11.14Waiver. No failure or delay on the part of Agent or Lender in the exercise of any power, right or privilege hereunder or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
Section 11.15Payment Set Aside. To the extent that any of the Credit Parties makes a payment or payments to Agent or Lender hereunder or pursuant to any of the other Transaction Documents or Agent or Lender enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any of the Credit Parties, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
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Section 11.16Set-off. Each of Agent, Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, Lender or any of their respective Affiliates to or for the credit or the account of Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Transaction Document with respect to such Obligation and even though such Obligation may be unmatured. Lender shall not exercise any such right of setoff without the prior consent of Agent. Each of Agent and Lender agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.16 are in addition to any other rights and remedies (including other rights of setoff) that Agent, Lender or their Affiliates, may have.
Section 11.17Creditor Debtor Relationship. The relationship between Agent and Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. None of Agent or Lender has any advisory or fiduciary relationship or duty to any Credit Party or to any Credit Party’s business associates arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between Agent or Lender and the Credit Parties by virtue of, any Transaction Document or any transaction contemplated therein. Nothing contained herein or in any other Transaction Document, and no action taken by Agent or Lender pursuant hereto or thereto, shall be deemed to constitute Agent and/or Lender as a partnership, an association, a joint venture or any other kind of entity with any of the Credit Parties, or create a presumption that Agent and/or Lender are in any way acting in concert or as a group with any of the Credit Parties with respect to the transactions contemplated by the Transaction Documents. Neither Agent nor Lender has been involved in the structuring, negotiation or implementation of the business of the Credit Parties or given any advice to the Credit Parties or any of the Credit Party’s business associates with respect to the Credit Parties structuring, negotiating, implementing and operating their respective businesses, and the Credit Parties have relied solely on the advice of their own counsel in structuring, negotiating, implementing and operating their respective businesses. Without characterizing the relationship between Agent and Lender, on the one hand, and the Credit Parties, on the other hand, as anything other than that of creditor and debtor, in the event the nature of such relationship between Agent and Lender, on the one hand, and the Credit Parties, on the other hand, shall ever be challenged and recharacterized as an equity, ownership, advisory or any other type of relationship, it is agreed and understood that Agent and Lender shall solely be considered a passive investor with respect to the Credit Parties.
<signature pages follow>
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IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

BORROWER:

TODAY SPV, LLC, a Delaware limited liability company, as Borrower

By:	Today Card, LLC, a Delaware limited liability company, as Borrower

By:	Elevate Credit, Inc., a Delaware corporation, its Sole Member

By:	/s/ Jason Harvison
Name:	Jason Harvison
Title:	Chief Executive Officer

15651.048 4835-8083-6858.11

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

CREDIT PARTIES:

TODAY CARD, LLC

By:	Elevate Credit, Inc., a Delaware corporation, its Sole Member

By:	/s/ Jason Harvison
Name:	Jason Harvison
Title:	Chief Executive Officer

TODAY MARKETING, LLC

By:	Today Card, LLC, a Delaware limited liability company, its Sole Member

By:	Elevate Credit, Inc., a Delaware corporation, its Sole Member

By:	/s/ Jason Harvison
Name:	Jason Harvison
Title:	Chief Executive Officer

15651.048 4835-8083-6858.11

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

AGENT:

PARK CITIES ASSET MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ J. Andrew Thomas
Name:	J. Andrew Thomas
Title:	Managing Partner

LENDER:

PCAM CREDIT XV, LLC, a Texas limited liability company

By:	Park Cities Specialty Finance Fund, LP, its member

By:	Park Cities Specialty GP LLC, its general partner

By:	Park Cities Asset Management LLC, its sole member

By:	/s/ J. Andrew Thomas
Name:	J. Andrew Thomas
Title:	Manager

[Schedule 6.25]

EXHIBIT A
Form of Note

[see separate document]

SENIOR SECURED PROMISSORY NOTE

October 12, 2021	Principal: US$50,00,000.00

FOR VALUE RECEIVED, TODAY SPV, LLC, a Delaware limited liability company hereby promises to pay to PCAM CREDIT XV, LLC, a Texas limited liability company (“Lender”) the amount set out above as the principal or, if less, the aggregate unpaid outstanding principal amount under this Note pursuant to the terms of that certain Financing Agreement, dated as of October 12, 2021, by and among the Borrower, Today Card, LLC, a Delaware limited liability company, the other Credit Parties party thereto, Park Cities Asset Management, LLC, a Delaware limited liability company, as administrative and collateral agent (in such capacity, “Agent”) and Lender (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time the “Financing Agreement”). Borrower promises to pay accrued and unpaid interest on the aggregate outstanding principal amount under this Senior Secured Promissory Note (including any Senior Secured Promissory Note issued in exchange or replacement hereof, this “Note”) on the dates, rates and in the manner provided for in the Financing Agreement.
This Note is subject to optional redemption and mandatory prepayment on the terms specified in the Financing Agreement. At any time an Event of Default exists, the aggregate outstanding principal amount under this Note, together with all accrued and unpaid interest and other amounts pursuant to the Financing Agreement, may be declared or otherwise become due and payable in the manner, at the price and with the effect, all as provided in the Financing Agreement.
All payments in respect of this Note are to be made in lawful money of the United States of America at the Agent’s office in Dallas, Texas or at such other place as Agent or Lender shall have designated by written notice to Borrower as provided in the Financing Agreement.
This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note and all disputes arising hereunder shall be governed by, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The parties (a) agree that any legal action or proceeding with respect to this Note or any other agreement, document, or other instrument executed in connection herewith, shall be brought in any state or federal court located within Wilmington, Delaware, (b) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Note, or any other agreement, document, or other instrument executed in connection herewith, brought in the aforementioned courts, and (c) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.
LENDER AND BORROWER IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT.
<remainder of page intentionally left blank; signature page follows>

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date set out above.

BORROWER:

TODAY SPV, LLC, a Delaware limited liability company

By:	Today Card, LLC, a Delaware limited liability company, its Sole Member

By:	Elevate Credit, Inc., a Delaware corporation, its Sole Member

By:
Name:	Jason Harvison
Title:	Chief Executive Officer

EXHIBIT B
Pledge and Security Agreement

[see separate document]

PLEDGE AND SECURITY AGREEMENT
This PLEDGE AND SECURITY AGREEMENT, dated as of October 12, 2021 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Today SPV, LLC, a Delaware limited liability company (“Borrower”), Today Card, LLC, a Delaware limited liability company (“Parent”), the other Credit Parties which are party hereto, Park Cities Asset Management, LLC, as collateral agent (in such capacity, “Collateral Agent”) for the benefit of the “Secured Parties” (as defined below), and each Person which becomes a party hereto pursuant to the joinder provisions of Section 20 (Borrower, Parent, the other Credit Parties and such other Persons are referred to herein, collectively, as the “Obligors” or, individually, as an “Obligor”).
Recitals
A.Pursuant to that certain Financing Agreement entered into by and among the Obligors, Lender and Collateral Agent (Lender and Collateral Agent hereinafter, collectively, referred to as the “Secured Parties”) dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”) Lender agreed to lend certain funds to Borrower.
B.In order to secure the Obligations and as an inducement to Lender to purchase the Note under the Financing Agreement and lend funds to Borrower, each Obligor has agreed to enter into this Agreement for the benefit of the Secured Parties.
NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1. Terms used but not otherwise defined in this Agreement that are defined in the Unform Commercial Code of the State of Delaware (the “UCC”) shall have the respective meanings given such terms in the UCC (and if such terms are defined in more than one article of the UCC, such terms shall have the meaning given in Article 9 thereof), and capitalized terms not otherwise defined herein shall have the meaning given to them in the Financing Agreement.
(a)“Collateral” means, without duplication but subject to the exclusions expressly identified in Section 2, the following property of the Obligors, whether presently owned or existing or hereafter acquired or coming into existence and wherever located, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer thereof and of insurance covering the same and of any tort claims in connection therewith:
(i)all Accounts, Deposit Accounts, Instruments, Documents, Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper), Goods (including Inventory, Equipment, Fixtures and Motor Vehicles), Money, Payment Intangibles, Software, customer lists and other General Intangibles and all Letter-of-Credit Rights;
(ii)all Receivables, including without limitation the Eligible Receivables, and the CCB Participation Agreement and other Bank Transaction Documents (as each such term is defined in the Financing Agreement);
(iii)the shares of capital stock, or partnership, membership and other ownership interests, now or hereafter owned by the Obligors (collectively, the “Pledged Equity”), including without limitation at all times the Pledge Equity of the ownership interests in Borrower, and all certificates
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evidencing the same, together with, in each case, all shares, securities, monies or property representing a dividend on any of the Pledged Equity, or representing a distribution or return of capital upon or in respect of the Pledged Equity, or resulting from a split up, revision, reclassification or other like change of the Pledged Equity or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Equity (the Pledged Equity, together with all other certificates, shares, securities, properties, ownership interests, or moneys, dividends, distributions, returns of capital subscription, warrants, rights or options as may from time to time be pledged hereunder pursuant to this clause being herein collectively called the “Equity Collateral”);
(iv)all Investment Property, Financial Assets and Securities Accounts not covered by the foregoing clauses (i) and (ii);
(v)all Intellectual Property;
(vi)all commercial tort claims now or hereafter described on Schedule C;
(vii)all other tangible and intangible personal property of the Obligors, including all books, correspondence, credit files, records, invoices, tapes, cards, computer runs and other papers and documents owned by the Obligors (including any held for the Obligors by any computer bureau or service company from time to time acting for the Obligors); and
(viii)all Proceeds and products in whatever form of all or any part of the other Collateral, including all rents, profits, income and benefits and all proceeds of insurance and all condemnation awards and all other compensation for any event of loss with respect to all or any part of the other Collateral (together with all rights to recover and proceed with respect to the same), and all accessions to, substitutions for and replacements of all or any part of the other Collateral.
(b)“Controlled Account” means the bank accounts (including, without limitation, all Deposit Accounts and Securities Accounts) of the Obligors, including without limitation those set forth on Schedule F, but excluding any accounts used exclusively to fund payroll.
(c)“Copyright Licenses” shall mean any and all agreements and licenses to which an Obligor is a party providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue with respect to a Copyright (whether such Obligor is licensee or licensor thereunder).
(d)“Copyrights” shall mean all United States and foreign copyrights owned or licensed by an Obligor (including community designs), including but not limited to copyrights in software (if any) and all rights in and to databases, and all mask works, whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor, (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, including, without limitation, all moral rights, reversionary interests and termination rights, (iv) all rights to sue for past, present and future infringements thereof and (v) all Proceeds of the foregoing including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.
(e)“Event of Default” shall have the meaning ascribed in the Financing Agreement.
(f)“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trade Secrets, the Trade Secret Licenses, the Trademarks and the Trademark Licenses.
(g)“Obligations” shall have the meaning ascribed in the Financing Agreement.

(h)“Patent Licenses” means all agreements and licenses to which an Obligor is a party providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue with respect to a Patent (whether such Obligor is licensee or licensor thereunder).
(i)“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing owned or licensed by an Obligor including, but not limited to: (i) all registrations and applications therefor; (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof; (iii) all rights corresponding thereto throughout the world; (iv) all inventions and improvements described therein; (v) all rights to sue for past, present and future infringements thereof; (vi) all licenses, claims, damages, and proceeds of suit arising therefrom; and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
(j)“Permitted Liens” shall have the meaning ascribed in the Financing Agreement.
(k)“Requirements of Laws” means any U.S. federal, state and local, and any non-U.S. laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority and applicable to an Obligor.
(l)“Trade Secret Licenses” shall mean any and all agreements to which an Obligor is a party providing for the granting of any right in or to Trade Secrets (whether such Obligor is licensee or licensor thereunder).
(m)“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how owned by an Obligor whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret including, but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret; and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
(n)“Trademark Licenses” means any and all agreements and licenses to which an Obligor is a party providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue or permitting co-existence with respect to a Trademark (whether such Obligor is licensee or licensor thereunder).
(o)“Trademarks” means United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature owned or licensed by an Obligor, all registrations and applications for any of the foregoing including, but not limited to: (i) all registrations and applications therefor; (ii) all extensions or renewals of any of the foregoing; (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing; (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill; and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
(p)“Transaction Documents” shall have the meaning ascribed in the Financing Agreement.
(q)“Unasserted Contingent Obligations” means Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest on, and fees and expenses relating to, any Obligation) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written)

has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
2.GRANT OF SECURITY INTEREST. As an inducement for Lender to purchase the Note, and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, each Obligor hereby unconditionally and irrevocably pledges, grants and hypothecates to the Collateral Agent for the benefit of the Secured Parties a continuing security interest (the “Security Interest”) in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to the Collateral.
3.REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE OBLIGORS. Each Obligor represents and warrants to, and covenants and agrees with, the Collateral Agent for the benefit of the Secured Parties as follows:
(a)Such Obligor has the requisite limited liability company power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by such Obligor of this Agreement and the filings contemplated therein have been duly authorized by all necessary limited liability company action on the part of such Obligor and no further action is required by such Obligor.
(b)Such Obligor has no place of business or offices where its books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule A.
(c)Such Obligor is the sole owner of, or possesses adequate rights in, the Collateral, and, except for the Permitted Liens and liens in favor of the Secured Parties, such Collateral is free and clear of any liens, security interests, encumbrances, rights or claims, and such Obligor is fully authorized to grant the Security Interest in and to pledge the Collateral. There is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those filed in favor of the Secured Parties) covering or affecting any of the Collateral except for the Permitted Liens and liens in favor of the Secured Parties. So long as this Agreement shall be in effect, such Obligor shall not execute and shall not knowingly permit to be on file in any such office or agency any such financing statement or other document or instrument (except to the extent filed or recorded in favor of the Secured Parties pursuant to this Agreement and except those arising from the Permitted Liens).
(d)No part of the Intellectual Property owned by such Obligor constituting Collateral has been judged invalid or unenforceable, and to the knowledge of such Obligor, no part of the Intellectual Property licensed by such Obligor constituting Collateral has been judged invalid or unenforceable. Except as disclosed in the Schedules to the Financing Agreement, to the knowledge of such Obligor no written claim has been received by such Obligor that any Intellectual Property or such Obligor’s use of any Intellectual Property violates the intellectual property rights of any third party. There has been no adverse decision to such Obligor’s claim of ownership rights in or rights to use the Intellectual Property owned by such Obligor in any jurisdiction or to such Obligor’s right to keep and maintain the registered Intellectual Property it owns in full force and effect, and to the knowledge of such Obligor, there has been no adverse decision to such Obligor’s claim of rights to use the Intellectual Property licensed by such Obligor in any jurisdiction. Except as disclosed in the Schedules to the Financing Agreement, there is no proceeding pending before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority or, to the knowledge of such Obligor, threatened in writing against such Obligor contesting or challenging the validity, scope or enforceability of, or an Obligor’s ownership of or right to use such Intellectual Property.

(e)Such Obligor shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the locations set forth on Schedule A and may not relocate such books of account and records or tangible Collateral unless it delivers to the Collateral Agent at least thirty (30) days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to create in favor of Collateral Agent, for the benefit of itself and the Secured Parties, a valid, perfected and continuing perfected first priority (except for the Permitted Liens) Lien in the Collateral.
(f)This Agreement creates in favor of the Collateral Agent, for itself and on behalf of the Secured Parties, a valid security interest in the Collateral securing the payment and performance of the Obligations and, upon making the filings described in clause (g) below with respect to Collateral that may be perfected by such filing and upon the timely effecting of actions required by applicable law to perfect security interests in other Collateral which actions shall be taken by such Obligor at the request of a Secured Party (including, without limitation, the transfer of possession of original certificated securities with respect to Borrower), together with appropriate transfer instruments and the delivery of deposit account control agreements), a perfected first priority (except for the Permitted Liens) Lien in such Collateral.
(g)Such Obligor hereby authorizes the Collateral Agent, for itself and on behalf of the Secured Parties, to file one or more financing statements under the UCC, with respect to the Security Interest with the filing and recording agencies in any jurisdiction deemed necessary or desirable in the sole and absolute discretion of the Collateral Agent, and to file intellectual property security agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office as appropriate. Without limiting the foregoing, each Obligor authorizes the Collateral Agent to file the UCC financing statement naming such Obligor as debtor set forth on Exhibit B. Each Obligor irrevocably authorizes the Collateral Agent, for and on behalf of the Secured Parties, at any time and from time to time, to file in any filing office in any jurisdiction, any initial financing statement or amendment thereto that indicates the collateral as “all assets” or “all personal property” of such Obligor or words of similar effect. Such Obligor will pay the cost of filing the same in all public offices wherever the filing is, or is deemed by the Collateral Agent to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, but subject to the terms of the Financing Agreement and this Agreement, such Obligor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interest hereunder, and such Obligor shall obtain and furnish to the Collateral Agent from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interest hereunder.
(h)The execution, delivery and performance of this Agreement by such Obligor does not conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing such Obligor’s debt or otherwise) to which such Obligor is a party or by which any property or asset of such Obligor is bound or affected. No consent (including, without limitation, any consent from any holder of stock or other type of ownership interest, any creditors, or any Governmental Authority that currently regulates the business of such Obligor) is required for such Obligor to enter into and perform its obligations hereunder, other than such consents as shall have previously been obtained.
(i)Such Obligor shall at all times maintain the Liens and Security Interest provided for hereunder as valid and perfected first priority (except for Permitted Liens) Liens and Security Interests in the Collateral in favor of the Collateral Agent until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 13. Such Obligor hereby agrees to defend the Liens in favor of the Collateral Agent from and against any and all persons except for the Secured Parties. Such Obligor shall safeguard and protect all Collateral for the account of the Secured Parties, subject to ordinary wear and tear, casualty or condemnation.
(j)Except for the Permitted Liens and as expressly permitted under the Financing Agreement, such Obligor will not transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral without the prior written consent of the Collateral Agent.
(k)Such Obligor shall keep and preserve its Equipment, Inventory and other tangible Collateral in good condition, repair and order, subject to ordinary wear and tear, casualty or condemnation, and shall not operate or locate any such Collateral (or cause to be operated or located) in any area excluded from insurance coverage or otherwise prohibited by any applicable Requirement of Law.
(l)Such Obligor shall, promptly upon obtaining knowledge thereof, advise the Collateral Agent, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event with respect to the Collateral which would have a Material Adverse Effect on the value of the Collateral or on the Secured Parties’ Lien thereon.
(m)Such Obligor shall promptly execute and deliver to the Secured Parties such further deeds, mortgages, fixture filings, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as any Secured Party may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce its security interest in the Collateral or any additional collateral, including, without limitation, the execution and delivery of separate mortgages and fixture filings, which shall be satisfactory to the Collateral Agent in its sole discretion for real or personal property interest.
(n)Such Obligor shall permit the Secured Parties and their representatives and agents to inspect the Collateral and to make copies of records pertaining to the Collateral in accordance with the terms of the Financing Agreement.
(o)Such Obligor shall take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral (subject, in each case, to the sale, settlement or charge off in the ordinary course of business of the Credit Parties of Receivables that are not Eligible Receivables).
(p)Such Obligor shall within five (5) Business Days notify the Collateral Agent in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by such Obligor that may materially adversely affect the value of the Collateral, the Security Interest or the rights and remedies of the Secured Parties hereunder.
(q)All information heretofore, herein or hereafter supplied to the Secured Parties by or on behalf of such Obligor with respect to the Collateral is accurate and complete in all material respects as of the date furnished.
(r)Such Obligor shall, and shall cause its Subsidiaries to, at all times preserve and keep in full force and effect their respective valid existence and good standing and any rights, permits, licenses and franchises material to their businesses.
(s)Except if and as permitted under and in accordance with the Transaction Documents, such Obligor will not change its name, corporate structure, jurisdiction of organization, or identity, or add any fictitious name unless it provides at least thirty (30) days prior written notice to the Collateral Agent of such change and, at the time of such written notification, such Obligor provides any financing statements or fixture filings necessary to perfect and continue perfected the perfected first priority (except for Permitted Liens) Security Interest granted and evidenced by the Security Documents.
(t)Such Obligor may not consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale without the consent of the Collateral Agent, which shall not be unreasonably withheld.
(u)Such Obligor may not relocate its chief executive office to a new location without providing thirty (30) days prior written notification thereof to the Collateral Agent and so long as, at the time of such written notification, such Obligor provides any financing statements or fixture filings necessary to perfect and continue perfected the perfected first priority (except for Permitted Liens) Security Interest granted and evidenced by the Security Documents.
(v)Such Obligor’s exact legal name and jurisdiction of organization is set forth in the introduction paragraph of this Agreement.
(w)With respect to the Pledged Companies (as set forth in Schedule D):
(i)The Obligors shall deliver, or cause to be delivered, all certificates or instruments representing or evidencing the Pledged Equity of the Pledged Companies to the Collateral Agent, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent, and each Obligor agrees to execute and deliver, or cause to be executed and delivered, to the Collateral Agent with respect to each Pledged Company a Consent, in the form attached hereto as Exhibit A-1, and a Pledge Instruction, in the form attached hereto as Exhibit A-2 and by this reference each made a part hereof.
(ii)The Collateral Agent shall have the right, at any time in its discretion and without notice to any Obligor, after the occurrence of any Event of Default, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of such Pledged Equity with respect to such Pledged Companies. The Collateral Agent shall also have the right at any time, in connection with exercising its rights hereunder, to exchange certificates or instruments, if any, representing or evidencing such Pledged Equity for certificates or instruments of smaller or larger denominations provided that the aggregate number of interests on such certificates or instruments issued in exchange thereof shall not exceed the number of interests pledged by the Obligors in the Pledged Companies;
(iii)in addition, all other steps necessary or advisable under any applicable law to be taken in order to perfect the first priority (except for Permitted Liens) Security Interest granted to Collateral Agent free from adverse claims hereunder shall be taken by or on behalf of each Obligor, including without limitation, any notation on any certificate or instrument representing the Pledged Equity of the Pledged Companies and any notation on any share register or similar document or Instrument;
(iv)upon the proper filing of UCC financing statements by the Collateral Agent, and/or upon delivery to the Collateral Agent of any issued certificates representing the Pledged Equity of the Pledged Companies and the taking of any other steps that may be required in accordance with this Section 3(w) or otherwise, the pledge of Pledged Equity of the Pledged Companies pursuant to this Agreement creates a valid and perfected first priority (subject only to Permitted Liens) Security Interest free from adverse claims in the Equity Collateral in respect of the Pledged Companies securing the payment of the Obligations for the benefit of the Collateral Agent and the other Secured Parties;
(v)Schedule D and Schedule E with respect to the Pledged Companies are true and correct and complete; and without limiting the generality of the foregoing, the Pledged Equity set forth opposite such Obligor’s name on Schedule E, constitutes, as of the date hereof, the number of the issued and outstanding equity interests of each Pledged Company indicated on Schedule D, the percentage of each

Pledged Company indicated on Schedule E and the Pledged Equity constitutes all of the Equity Interests of any such Pledged Company owned by such Obligor; and
(vi)Notwithstanding anything to the contrary contained herein, no interest in any limited liability company or limited partnership owned or controlled by any Obligor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Collateral Agent in accordance with the terms hereof.
(x)    So long as no Event of Default shall have occurred and be continuing, each applicable Obligor shall be entitled to exercise any and all voting and other rights pertaining to the Pledged Companies, as applicable, or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Transaction Documents; provided, however, that such Obligor shall not exercise or shall refrain from exercising any such right if such action or inaction could reasonably be expected to have a Material Adverse Effect on the value of the Pledged Companies or any part thereof or be inconsistent with or violate any provisions of this Agreement and the other Transaction Documents.
(ii)So long as no Event of Default shall have occurred and be continuing, each applicable Obligor shall be entitled to receive all dividends, distributions and payments paid from time to time in respect of the Collateral, Equity Collateral and Pledged Companies to the extent permitted by the Transaction Documents.
(iii)At any time while an Event of Default has occurred and is continuing, any and all (A) dividends and other distributions paid or payable in cash in respect of any Equity Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (B) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Equity Collateral, shall be in each case forthwith delivered to the Collateral Agent, to hold and shall, if received by an Obligor, be received in trust for the benefit of the Collateral Agent and the Secured Parties, be segregated from the other property or funds of such Obligor, and be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).
(iv)All dividends or other distributions which are received by an Obligor contrary to the provisions of this Section 3(x) shall be received in trust for the benefit of the Collateral Agent and the Secured Parties, shall be segregated from other funds of such Obligor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).
(v)Subject to the provisions of Section 4, upon the occurrence and during the continuance of an Event of Default, (A) all voting and other rights of an Obligor which it would otherwise be entitled to exercise pursuant to Section 3(x)(i) shall cease, and all such rights shall automatically thereupon (unless expressly waived in writing by the Collateral Agent) become vested in the Collateral Agent for the benefit of itself and the Secured Parties, which shall (unless expressly waived in writing by the Collateral Agent) thereupon have the sole right to exercise such rights in accordance with Section 5, and (B) all cash dividends or other distributions payable in respect of the Pledged Companies shall be paid to the Collateral Agent, for the benefit of itself and the Secured Parties and such Obligor’s right to receive such cash payments pursuant to Sections 3(x)(ii) and 3(x)(iii) shall immediately and automatically cease.
(vi)Schedule F sets forth all Controlled Accounts of each Obligor as of the date hereof. Each Obligor agrees that (i) it shall not create any new Controlled Account, unless prior to (or concurrently therewith) it has entered into an account control agreement for such Controlled Account in form and substance reasonably satisfactory to the Collateral Agent, and (ii) no proceeds of any Accounts will be deposited in or at any time transferred to any Controlled Account other than a Controlled Account governed by an account control agreement in form and substance reasonably satisfactory to the Collateral Agent.
(y)Except as set forth on Schedule G, Obligor owns no motor vehicles for which a certificate of title has been issued or for which a certificate of title is required by law and upon acquiring any such motor vehicle each Obligor shall, at the request of the Collateral Agent, cause the Collateral Agent to be noted as the first lienholder on the certificate of title.
(z)With respect to any Intellectual Property hereafter owned or acquired which is registered or for which registration is sought, such Obligor shall promptly (and in any event, within 30 days of Obligor acquiring such Intellectual Property) file, in appropriate form for recordation, an intellectual property security agreement covering such Intellectual Property with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable; provided that, the foreign equivalents of such filings shall be required only to the extent requested by Collateral Agent.
(aa)
(i)If any amount payable under or in connection with any Collateral owned by such Obligor shall be or become evidenced by an instrument or Tangible chattel paper, such Obligor shall mark all such instruments and Tangible Chattel Paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Park Cities Asset Management, LLC, as Collateral Agent” and, at the request of the Collateral Agent, shall immediately deliver such instrument or Tangible Chattel Paper to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, such Obligor may retain for collection in the ordinary course of business any instrument received for payment in the ordinary course of business, and the Collateral Agent shall, within reasonable time upon request of the Obligor, make appropriate arrangements for making any instrument or Tangible Chattel Paper delivered by Obligor available to Obligor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by Collateral Agent, against trust receipts or like document).
(ii)Such Obligor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any investment property to any Person other than the Collateral Agent, or permit any person to have such “control”, a securities intermediary or a commodity intermediary.
(iii)If any amount payable under or in connection with any Collateral owned by such Obligor shall be or become evidenced by Electronic Chattel Paper, such Obligor shall take all steps requested by Collateral Agent after notification by Obligor of ownership of such Collateral, to grant the Collateral Agent control of all such Electronic Chattel Paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.
(bb)Any default in the observance or performance by such Obligor of any covenant, condition or agreement contained herein, subject to applicable cure periods, if any, shall constitute an Event of Default to the extent provided in the Financing Agreement.
4.DUTY TO HOLD IN TRUST. Upon the occurrence and during the continuance of any Event of Default, the Obligors shall, upon receipt of any revenue, income or other sums subject to the Security Interest, whether payable pursuant to the Financing Agreement, the Note or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Collateral Agent on behalf of the Secured Parties and shall forthwith endorse and transfer any such sums or instruments, or both, to the Collateral Agent on behalf of the Secured Parties for application to the satisfaction of the Obligations.
5.RIGHTS AND REMEDIES UPON DEFAULT. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent, for itself and behalf of each Secured Party, shall have the right to exercise all of the remedies conferred hereunder and under the Financing Agreement and the Note, at law and in equity, and the Collateral Agent, for itself and on behalf of each Secured Party, shall have all the rights and remedies of a secured party under the UCC. Without limitation, the Collateral Agent shall also have the following rights and powers:
(a)The Collateral Agent shall have the right to take possession of the Collateral and, for that purpose, enter (with respect to leased premises, to the extent permitted by the owner thereof), with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and the Obligors shall assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Obligors’ premises or elsewhere, and make available to the Collateral Agent, without rent paid by the Collateral Agent, all of the Obligors’ respective premises and facilities for the purpose of the Collateral Agent taking possession of, removing or putting the Collateral in saleable or disposable form.
(b)The Collateral Agent shall have the right to operate the business of the Obligors using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Collateral Agent may deem commercially reasonable and in accordance with all applicable laws, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to the Obligors or right of redemption of the Obligors, which are hereby expressly waived. The relevant Obligor’s receipt of notice of such public or private sale, to the extent required under the UCC or otherwise, that is received at least ten (10) calendar days prior to such sale shall be deemed to be commercially reasonable; provided that the foregoing provision shall be a “safe harbor” compliance provision and not limit the manner in which any notice requirement may be satisfied.
(c) Upon each such sale, lease, assignment or other transfer of Collateral, the Collateral Agent may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Obligors, which are hereby waived and released.
(d)Each of the Obligors agrees that, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the absolute right to seek the immediate appointment of a receiver for all or any portion of the Collateral and/or any other real or personal property of the Obligors given as security for the payment and performance of the Obligors’ obligations under this Agreement, the Note, the Financing Agreement and the other Transaction Documents. Such right to the appointment of a receiver for the assets of the Obligors shall exist regardless of the value of the security for the amounts due under the Note or secured hereby or of the solvency of any party bound for the payment of such indebtedness. Obligors hereby irrevocably consent to such appointment and, upon the occurrence of an Event of Default under Section 8.1(c) or Section 8.1(d) of the Financing Agreement, waive notice of any application thereof, and agree that such appointment may be made by Collateral Agent on an ex parte basis.
(e)Each Obligor acknowledges and agrees, and this Section 5(e) constitutes notice, that (i) any one or more of Agent, any Lender, or any Affiliate of Agent or any Lender may be the purchaser of all or any portion of the Collateral, including any Pledged Equity, at any public or private sale thereof, and (ii) with limiting the requirements to comply with Section 9-620 of the UCC at the applicable time, any of

Agent or any Lender may accept all or any portion of the Collateral, including any Pledged Equity, in full or partial satisfaction of the Obligations in accordance with Section 9.620 at the UCC in connection with the enforcement of remedies.
6.PLEDGED EQUITY. Each Obligor recognizes that, by reason of certain prohibitions contained in the 1933 Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Equity Collateral conducted without prior registration or qualification of such Equity Collateral under the 1933 Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Equity Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Obligor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the 1933 Act) and, notwithstanding such circumstances, each Obligor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Equity Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the 1933 Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Equity Collateral, upon written request, each Obligor shall and shall cause each issuer of any Equity Collateral to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Equity Collateral which may be sold by the Collateral Agent in exempt transactions under the 1933 Act and the rules and regulations of the SEC thereunder, as the same are from time to time in effect.
7.GRANT OF INTELLECTUAL PROPERTY LICENSE. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Sections 5 and 8 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby (a) grants to the Collateral Agent, to the extent not prohibited under any applicable third party agreements or any applicable law, a non-exclusive license (exercisable without payment of royalty or other compensation to such Obligor) to such rights as each Obligor has to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Obligor, wherever the same may be located, and including in such license access to all media in which any of such Intellectual Property may be recorded or stored and to all computer programs used for the compilation or printout hereof, subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Obligor to avoid the risk of invalidation of said Trademarks, and (b) irrevocably agrees that the Collateral Agent may sell any of such Obligor’s Inventory directly to any person, including without limitation persons who have previously purchased such Obligor’s Inventory from such Obligor and in connection with any such sale or other enforcement of the Collateral owned by or licensed to such Obligor and any Inventory that is covered by any Copyright owned by or licensed to such Obligor, the Collateral Agent may finish any work in process and affix any Trademark owned by or licensed to such Obligor and sell such Inventory as provided herein.
8.INTELLECTUAL PROPERTY.
(a)Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:
(i)the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Obligor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Obligor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement and such Obligor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10 in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Obligor agrees to use commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Obligor’s rights in the Intellectual Property by others and for that purpose agrees to use commercially reasonable efforts to maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;
(ii)upon written demand from the Collateral Agent, each Obligor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Obligor’s right, title and interest in and to the Intellectual Property to the extent such grant, conveyance, assignment or other transfer is not prohibited under the terms of any applicable third party agreements or any applicable law, and shall execute and deliver to the Collateral Agent such documents as are reasonably necessary or appropriate to carry out the intent and purposes of this clause (ii);
(iii)each Obligor agrees that such an assignment and/or recording shall be applied to reduce the Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon (including any license proceeds under), the Intellectual Property;
(iv)within five (5) Business Days after written notice from the Collateral Agent, each Obligor shall make available to the Collateral Agent, to the extent within such Obligor’s power and authority, such personnel in such Obligor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Obligor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Obligor under or in connection with the Trademarks and Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Obligor’s actual cost, consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and
(v)the Collateral Agent shall have the right to notify, or upon its written request require each Obligor to notify, any obligors of an Obligor with respect to amounts due or to become due to such Obligor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Obligor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Obligor might have done; provided that:
(1)all amounts and proceeds (including checks and other instruments) received by Obligor in respect of amounts due to such Obligor in respect of the Intellectual Property or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Obligor, and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9; and
(2)Obligor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.
(b)If (i) an Event of Default shall have occurred and, by reason of a written waiver from the Secured Parties, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Obligations shall not have become immediately due and payable, then upon the written request of any Obligor, the Collateral Agent shall promptly execute and deliver to such Obligor, at such Obligor’s sole cost and expense, such assignments or other documents as may be reasonably necessary to reassign to such Obligor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.
9.APPLICATIONS OF PROCEEDS. The proceeds of any sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, second, to attorneys’ fees and expenses incurred by the Collateral Agent in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations to each Secured Party, and to the payment of any other amounts required by applicable law, after which the Secured Parties shall pay to the Obligor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Obligors will be liable for the deficiency, together with interest thereon, at the Default Rate, and the reasonable fees of any attorneys employed by the Collateral Agent to collect such deficiency. To the extent permitted by applicable law, each Obligor waives all claims, damages and demands against the Secured Parties arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or intentional or willful misconduct of any Secured Party.
10.COSTS AND EXPENSES. The Obligors shall pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder including, without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by any Secured Party. The Obligors shall also pay all other claims and charges which in the reasonable opinion of the Collateral Agent might prejudice, imperil or otherwise affect the Collateral or the Security Interest therein. The Obligors will also, upon demand, pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (a) the enforcement of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral or (c) the exercise or enforcement of any of the rights of the Secured Parties under the Transaction Documents. Until so paid, any fees payable hereunder shall be added to the principal amount of the Note and shall bear interest at the Default Rate.
11.RESPONSIBILITY FOR COLLATERAL. The Obligors assume all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason.
12.SECURITY INTEREST ABSOLUTE. All rights of each Secured Party and all Obligations of the Obligors hereunder shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Agreement, the Note, the other Transaction Documents or any other agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement, the Note, the other Transaction Documents or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations; (d) any action by the Collateral Agent to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to the Obligors, or a discharge of all or any part of the Security Interest granted hereby. Until the Obligations (other than Unasserted Contingent Obligations) shall have been paid and performed in full, the rights of each Secured Party shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy. Each Obligor expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by any Secured Party hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than any Secured Party, then, in any such event, the Obligors’ obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. Each Obligor waives all right to require a Secured Party to proceed against any other person or to apply any Collateral which such Secured Party may hold at any time, or to marshal assets, or to pursue any other remedy. Each Obligor waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.
13.TERM OF AGREEMENT. This Agreement and the Security Interest shall terminate on the date on which all Obligations have been paid in full or have been satisfied or discharged in full (except for Unasserted Contingent Obligations). Upon such termination, the Collateral Agent, at the request and at the expense of the Obligors, will join in executing any termination statement with respect to any financing statement or other security document executed and filed pursuant to this Agreement.
14.POWER OF ATTORNEY, FURTHER ASSURANCES.
(a)Each Obligor authorizes the Collateral Agent, and does hereby make, constitute and appoint the Collateral Agent and its respective officers, agents, successors or assigns with full power of substitution, as such Obligor’s true and lawful attorney-in-fact, with power, in the name of the Collateral Agent or such Obligor, after the occurrence and during the continuance of an Event of Default, (i) to endorse any note, checks, drafts, money orders or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Secured Party, (ii) to sign and endorse any financing statement pursuant to the UCC or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against Obligors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral, (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral, (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral, (v) to execute, deliver and perform under any agreement or instrument necessary or appropriate to effect or to evidence the transfer of any Obligor’s right, title, and interest in all or any portion of the Collateral following and during the continuation of an Event of Default, and (vi) generally, to do, at the option of the Collateral Agent, and at the expense of such Obligor, at any time, or from time to time, all acts and things, including without limitation, to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with the Collateral, which the Collateral Agent reasonably determines to be necessary to protect, preserve and realize upon the Collateral and the Security Interest granted herein in order to effect the intent of this Agreement, the Financing Agreement and the Note all as fully and effectually as such Obligor might or could do; and such Obligor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding (except for Unasserted Contingent Obligations).

(b)On a continuing basis, each Obligor will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording agencies in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule B attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Collateral Agent, to perfect the Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Collateral Agent the grant or perfection of a perfected first priority security interest in all the Collateral under the UCC (subject to Permitted Liens).
(c)Each Obligor hereby irrevocably appoints the Collateral Agent as such Obligor’s attorney-in-fact, with full authority in the place and stead of such Obligor and in the name of such Obligor, from time to time in the Collateral Agent’s discretion, to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Obligor where permitted by law.
(d)Each Obligor agrees to do such actions, or execute and deliver such agreements, consents, instruments or other documents, as may be necessary or reasonable to effect and to permit the grant, perfection, and enforcement of the liens and security interests hereunder. This Section 14(d) shall survive the termination of this Agreement or any of the Transaction Documents.
15.NOTICES. All notices, requests, demands and other communications hereunder shall be subject to the notice provision of the Financing Agreement.
16.OTHER SECURITY. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Collateral Agent shall have the right, in its sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any Secured Party’s rights and remedies hereunder.
17.LICENSED COLLATERAL. Notwithstanding any other provision contained herein or any of the other Transaction Documents, after the occurrence and during the continuance of an Event of Default, each Obligor hereby agrees that with respect to any part of the Collateral which may require the consent of any third party or third parties in order for such Obligor to transfer and/or convey its interest in and to such Collateral to the Collateral Agent, as may be required in accordance herewith, such Obligor agrees to and shall use commercially reasonable efforts to obtain such consents or approvals in as expedient manner as practicable.
18.AGENCY.
(a)Appointment. Lender by its acceptance of the benefits of this Agreement, hereby designates Park Cities as the Collateral Agent to act as specified herein. Lender shall be deemed irrevocably to authorize the Collateral Agent to take such action on its behalf under the provisions of the Agreement and any other Transaction Document and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder by or through its agents or employees.
(b)Nature of Duties. The Collateral Agent shall have no duties or responsibilities except those expressly set forth herein. Neither the Collateral Agent nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith or be responsible for the consequence of any oversight or error of judgment or answerable for any loss, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction. The duties of the Collateral Agent shall be mechanical and administrative in nature; the Collateral Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Obligor or Lender; and nothing in this Agreement or any other Transaction Document, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of this Agreement or any other Transaction Document except as expressly set forth herein and therein.
(c)Lack of Reliance on the Collateral Agent. Independently and without reliance upon the Collateral Agent, Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Obligors in connection with Lender’s investment in the Borrower, the creation and continuance of the Obligations, the transactions contemplated by the Transaction Documents, and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Obligors and their subsidiaries, and of the value of the Collateral from time to time, and the Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide Lender with any credit, market or other information with respect thereto, whether coming into its possession before any Obligations are incurred or at any time or times thereafter. The Collateral Agent shall not be responsible to any Obligor or Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith other than representations made by the Collateral Agent related to its status as an accredited investor under federal and state securities laws, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of the Agreement or any other Transaction Document, or for the financial condition of any Obligor or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement or any other Transaction Document, or the financial condition of the Obligors, or the value of any of the Collateral, or the existence or possible existence of any default or Event of Default under this Agreement, the Financing Agreement, the Note or any of the other Transaction Documents.
(d)Certain Rights of the Collateral Agent. Subject to this Agreement, the Collateral Agent shall have the right to take any action with respect to the Collateral, on behalf of Lender. The Collateral Agent may, but shall not be obligated, to request instructions from Lender with respect to any material act or action (including failure to act) in connection with the Agreement or any other Transaction Document, and shall be entitled to act or refrain from acting in accordance with the instructions of Lender; if such instructions are not provided despite the Collateral Agent’s request therefor, then the Collateral Agent shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to appropriate indemnification from Lender in respect of actions to be taken by the Collateral Agent; and the Collateral Agent shall not incur liability to any person or entity by reason of so refraining. Without limiting the foregoing, (i) Lender shall not have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement or any other Transaction Document, and the Obligors shall have no right to question or challenge the authority of, or the instructions given to, the Collateral Agent pursuant to the foregoing and (ii) the Collateral Agent shall not be required to take any action which the Collateral Agent believes (A) could reasonably be expected to expose it to personal liability or (B) is contrary to this Agreement, the Transaction Documents or applicable law.
(e)Reliance. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, facsimile, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and the other Transaction Documents and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to this Agreement and the other Transaction Documents and its duties thereunder, upon advice of other experts selected by it. Anything to the contrary notwithstanding, the Collateral Agent shall have no obligation whatsoever to Lender to assure that the Collateral exists or is owned by the Obligors or is cared for, protected or insured or that the liens granted pursuant to the Agreement have been properly or sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority.
(f)Indemnification. To the extent that the Collateral Agent is not reimbursed and indemnified by the Obligors, Lender will reimburse and indemnify the Collateral Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in performing its duties hereunder or under the Agreement or any other Transaction Document, or in any way relating to or arising out of the Agreement or any other Transaction Document except for those determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted solely from the Collateral Agent’s own gross negligence or willful misconduct. Prior to taking any action hereunder as Collateral Agent, the Collateral Agent may require Lender to deposit with it sufficient sums as it determines in good faith is necessary to protect the Collateral Agent for costs and expenses associated with taking such action.
(g)Resignation by the Collateral Agent.
(i)The Collateral Agent may resign from the performance of all its functions and duties under the Agreement and the other Transaction Documents at any time by giving thirty (30) days’ prior written notice (as provided in this Agreement) to the Obligors and Lender. Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clauses (ii) and (iii) below.
(ii)Upon any such notice of resignation, Lender shall appoint a successor Collateral Agent hereunder.
(iii)If a successor Collateral Agent shall not have been so appointed within said thirty (30) day notice period, then the Collateral Agent shall then appoint a successor Collateral Agent who shall serve as Collateral Agent until such time, if any, as Lender appoints a successor Collateral Agent as provided above. If a successor Collateral Agent has not been appointed within such thirty (30) day notice period, the Collateral Agent may petition any court of competent jurisdiction or may interplead Lender in a proceeding for the appointment of a successor Collateral Agent, and all fees including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable by the Lender on demand and shall not be part of the Obligations or otherwise be reimbursable by the Obligors hereunder or under the Transaction Documents.
(iv)Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations under the Agreement. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of the Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent.
(h)Rights with Respect to Collateral. Lender agrees that it (i) shall not, and shall not attempt to, exercise any rights with respect to its Security Interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Collateral Agent or its rights hereunder (other than any such action arising from the breach of this Agreement) and (ii) has no other rights with respect to the Collateral other than as set forth in this Agreement and the other Transaction Documents.
19.MISCELLANEOUS.
(a)No course of dealing between the Obligors and any Secured Party, nor any failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder, under the Financing Agreement, the Note or the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(b)All of the rights and remedies of each Secured Party with respect to the Collateral, whether established hereby, under the Financing Agreement, the Note or the other Transaction Documents or by any other agreements, instruments or documents entered into in connection therewith or by law shall be cumulative and may be exercised singly or concurrently.
(c)This Agreement, along with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto. Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by the parties hereto. In the event of any express conflict between this Agreement and any other Transaction Documents, the provision or interpretation that grants the broadest rights to Agent or any Lender, on the one hand, or the most restrictive rights or obligations on any Obligor, on the other hand, shall govern.
(d)If any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, then this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, then such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.
(e)No waiver of any breach or default or any right under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.
(f)This Agreement shall be binding upon and inure to the benefit of each party and its successors and assigns.
(g)Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.
(h)This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement and all disputes arising hereunder shall be governed by, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The parties (i) agree that any legal action or proceeding with respect to this Agreement or any other agreement, document, or other instrument executed in connection herewith or therewith, shall be brought in any state or federal court located within Wilmington, Delaware, (ii) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to the Security Documents, or any other agreement, document, or other instrument executed in connection herewith or therewith, brought in the aforementioned courts, and (iii) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.
(i)OBLIGORS AND SECURED PARTIES IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT, THE FINANCING AGREEMENT, THE NOTE, OR ANY OTHER TRANSACTION DOCUMENT.
(j)This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. If any signature is delivered by facsimile transmission or other electronic format (including DocuSign), then such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.
20.JOINDER. If a party becomes an Obligor (the “New Obligor”) pursuant to the Joinder Agreement, then upon such execution the New Obligor shall be bound by all the terms and conditions hereof to the same extent as though such New Obligor had originally executed this Agreement. The addition of the New Obligor shall not in any manner affect the obligations of the other Obligors hereunder. Each Obligor and Secured Party acknowledges that the schedules and exhibits hereto may be amended or modified in connection with the addition of any New Obligor to reflect information relating to such New Obligor.
21.JOINT AND SEVERAL. The obligations, covenants and agreements of Obligors hereunder shall be the joint and several obligations, covenants and agreements of each Obligor, whether or not specifically stated herein.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

OBLIGORS:

TODAY SPV, LLC, a Delaware limited liability company

By: Today Card, LLC, a Delaware limited liability company, its Sole Member

By: Elevate Credit, Inc., a Delaware corporation, its Sole Member

By:
Name:    Jason Harvison
Title:    Chief Executive Officer

TODAY MARKETING, LLC, a Delaware limited liability company

By: Today Card, LLC, a Delaware limited liability company, its Sole Member

By: Elevate Credit, Inc., a Delaware corporation, its Sole Member

By:
Name:    Jason Harvison
Title:    Chief Executive Officer

TODAY CARD, LLC, a Delaware limited liability company By: Elevate Credit, Inc., a Delaware corporation, its Sole Member By: Name: Jason Harvison Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

COLLATERAL AGENT:
PARK CITIES ASSET MANAGEMENT, LLC, as Collateral Agent By: _______________________________________ Name: J. Andrew Thomas Title: Manager

EXHIBIT A-1
CONSENT
_________________, a _____________ (the “Pledged Company”), hereby consents and agrees to cause to be registered on its books and records the pledge of all of Today Card, LLC’s (“Obligor”) right, title and interest in and to the Pledged Company (as defined in that certain Security Agreement defined below). The Pledged Company acknowledges that it is familiar with that certain Pledge and Security Agreement by and among Today SPV, LLC, a Delaware limited liability company (“Borrower”), Obligor, the other Obligors from time to time party thereto and Park Cities Asset Management, LLC, as collateral agent (the “Collateral Agent”) for the benefit of the “Secured Parties” (as defined therein), dated as of October 12, 2021 (as modified, amended, extended, restated, amended and restated or supplemented from time to time, the “Security Agreement”), and agrees that, without the need for any further consent of any other person, it will abide by all notices and instructions relating to the Pledged Company sent by the Collateral Agent. All notices to the Pledged Company should be sent to its address set forth below. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Security Agreement.
The Pledged Company agrees that all amounts which it may from time to time owe to the Obligor under its organizational documents shall, following written notice by the Collateral Agent to the Pledged Company that an Event of Default has occurred and is continuing, be paid, in immediately available funds, directly to the Collateral Agent without off-set or counterclaim for application on account of the Obligations. If the Collateral Agent duly demands payment from the Pledged Company pursuant to the foregoing Security Agreement and the Pledged Company shall fail to make payment thereof within 30 days thereof, then the Pledged Company shall pay the Collateral Agent all costs of enforcing the Collateral Agent’s rights against the Pledged Company (including attorney’s fees) together with interest at the rate set forth in the Note and/or Financing Agreement on all amounts actually found to be owing to the Collateral Agent from the date of such demand to the date of payment. Any and all payments made by the Pledged Company to the Collateral Agent in accordance with the preceding sentence shall be deemed payments to the Obligor.
<signature page follows>

IN WITNESS WHEREOF, the Pledged Company has caused this Consent to be duly signed and delivered as of the date first above written.
Pledged Company:

[Pledged Company]

By:
Name:
Title:
Address: [________________________________]
[________________________________________]

Attention: [______________]
Tel. No. [______________]
Fax No. [______________]
E-mail: [______________]

With a copy to:
[________________________________________]
[________________________________________]
[________________________________________]

EXHIBIT A-2
PLEDGE INSTRUCTION
BY THIS PLEDGE INSTRUCTION, dated _________, 2021, _________ (“Pledgor”), hereby instructs ________________, a __________ (the “Pledged Company”), to register a pledge in favor of Park Cities Asset Management, LLC, as Collateral Agent (“Collateral Agent”) for itself and the Secured Party (under and as defined in that certain Pledge and Security Agreement, in the form attached hereto as Annex A (the “Security Agreement”) of all of the Pledgor’s, right, title and interest in and to the Pledged Company, whether now owned or hereafter acquired by the Pledgor (the “Pledged Interest”).
1.    PLEDGE INSTRUCTIONS. The Pledged Company is hereby instructed by the Pledgor to register all of the Pledgor’s right, title and interest in and to all of the Pledgor’s interests and/or pledged interests in the Pledged Company as subject to the Transaction Documents (as defined in the Security Agreement) in favor of the Collateral Agent (in accordance with and subject to the Security Agreement) which, upon such registration, shall become the registered pledgee of the Pledged Interest with all rights incident thereto.
2.    INITIAL TRANSACTION STATEMENT. The Pledged Company is further instructed by the Pledgor to promptly inform the Collateral Agent of the registration of the pledge by sending the transaction statement, in the form attached hereto as Annex B, to Park Cities Asset Management, LLC, as Collateral Agent, 8214 Westchester Drive, Suite 910, Dallas, Texas 75225, Attention: [_______________].
3.    WARRANTIES OF THE PLEDGOR. The Pledgor hereby warrants that (a) the Pledgor is an appropriate person to originate this instruction and (b) the Pledgor is entitled to effect the instruction contained herein.
<signature page follows>

IN WITNESS WHEREOF, the Pledgor has caused this Pledge Instruction to be duly signed and delivered as of the date first above written.
Pledgor:

[Pledgor]

By:
Name:
Title:
Address: [________________________________]
[________________________________________]

Attention: [______________]
Tel. No. [______________]
Fax No. [______________]
E-mail: [______________]

With a copy to:
[________________________________________]
[________________________________________]
[________________________________________]